Exhibit 99.1

Arcotronics Italia S.p.A. and Subsidiaries

Registered office in Via San Lorenzo 19 - Sasso Marconi (BO) - Italy

Capital stock subscribed and paid-in: Euro 35,807,226.00

Tax code and Bologna Companies Register no. 03762091001

Chamber of Commerce Register (REA) no. 328935

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2006, 2005 AND 2004

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

Arcotronics Italia S.p.A.

We have audited the accompanying consolidated balance sheets of Arcotronics Italia S.p.A. and subsidiaries (the “Group”) as of December 31, 2006 and 2005 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006 (all expressed in Euros). These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Arcotronics Italia S.p.A. and subsidiaries as of December 31, 2006 and 2005, the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with the accounting principles generally accepted in Italy (“Italian GAAP”).

Italian GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 57 to the consolidated financial statements.

The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, continuation of the Group is dependent on certain conditions, such as the financial support of KEMET Electronics Corporation (the “New Parent Company”), (see note 55 regarding the New Parent Company), the future reorganization and business plan to be provided by the new Parent Company, the ability of the Group to return to profitability, the ability of the Group to generate sufficient cash flow from operations, and the ability of the Group to obtain financing sources to meet the Group’s future obligations. These matters raise substantial doubt about the Group’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE S.p.A.

Bologna, Italy

December 12, 2007

Arcotronics Italia S.p.A. and Subsidiaries

Consolidated Balance Sheets as of December 31, 2006 and 2005

(Euro in thousands)

	12/31/2006	12/31/2005
Assets
A. Due from stockholders	€—	€—
B. Non-current assets
I. Intangible assets
Start-up and expansion costs (note 7)	782	1.114
Research & development costs (note 8)	5.709	6.029
Intellectual property rights (note 9)	229	461
Concessions, licenses, trademarks and similar rights (note 10)	11	80
Goodwill (note 11)	37.182	34.951
Other intangible assets (note 12)	1.103	630
Assets in process of formation and advances (note 13)	986	907
Total intangible assets	46.002	44.172
II. Property, plant and equipment
Land and buildings (note 14)	26.726	26.601
Plant and machinery (note 14)	24.628	30.702
Industrial equipment (note 14)	1.096	1.973
Other fixed assets (note 14)	504	575
Construction in progress and advances (note 15)	2.251	1.999
Total property, plant and equipment	55.205	61.850
III. Long-term investments
Equity investments
in other companies (note 16)	6	6
Receivables from others due beyond 1 year (note 17)	431	590
Other securities (note 18)	490	666
Total long-term investments	927	1.262
Total non-current assets	102.134	107.284
C. Current assets
I. Inventories (note 19)
Raw, ancillary and consumable materials	8.732	10.779
Work-in-progress and semi-finished products	11.597	10.481
Contract work-in-progress	918	4.464
Finished products and goods	13.658	13.154
Advances	40	40
Total inventories	34.945	38.918
II. Accounts receivable
Receivables due within one year:
from customers (note 20)	31.099	22.583
from parent company (note 21)	—	4.256
from affiliates (note 22)	—	4.110
tax credits (note 23)	1.213	1.767
deferred tax assets (note 24)	6.501	7.099
other (note 25)	11.206	13.354
Total receivables due within 1 year	50.019	53.169
Receivables due beyond 1 year:
from customers	—	—
other (note 25)	263	1.191
Total receivables due beyond 1 year	263	1.191
Total accounts receivable	50.282	54.360
III. Short-term financial assets
Treasury shares	—	—
Other	—	—
Total short-term financial assets	€—	€—

IV. Cash and cash equivalents (note 26)
Bank and post office accounts	€10.771	€8.384
Checks, cash and cash equivalents in hand	75	78
Total cash and cash equivalents	10.846	8.462
Total current assets	96.073	101.740
D. Accrued income and prepaid expenses (note 27)	580	473
Total assets	198.787	209.497
A. Stockholders’ equity (note 28)
I. Capital stock	35.807	5.616
II. Additional paid-in capital	—	—
III. Revaluation reserves	—	—
IV. Legal reserve	—	—
V. Reserve for treasury shares	—	—
VI. Reserves required under the by-laws	—	—
VII. Other reserves	1.062	1.081
VIII. Retained earnings (losses)	(23.795)	(7.728)
IX. Net income (loss) for the year	(8.452)	(15.260)
Total Group equity	4.622	(16.291)
Minority interests:
Capital stock and reserves	88	5.077
Net income (loss) for the year (note 28)	(37)	(1.593)
Total minority interests	51	3.484
Total stockholders’ equity	4.673	(12.807)
B. Provisions for risks and charges (note 29)
Post-retirement benefits	3.254	3.918
Income taxes (current and deferred)	2.442	2.989
Other	512	905
Total provisions for risks and charges	6.208	7.812
C. Staff severance indemnities (note 30)	20.498	21.154
D. Payables
Payables due within 1 year
to banks (note 31)	24.069	43.193
to other sources of finance (note 31)	638	17.677
to customers for advances (note 32)	1.766	4.156
to suppliers (note 33)	29.818	31.854
to parent company (note 34)	1.291	3.689
to affiliates (note 35)	—	14
to tax authorities (note 36)	6.473	9.230
to social security institutions (note 37)	19.873	13.101
other payables (note 38)	5.597	6.899
Total payables due within 1 year	89.525	129.813
Payables due beyond 1 year
to banks (note 31)	15.642	4.277
to other sources of finance (note 31)	61.562	58.326
Total payables due beyond 1 year	77.204	62.603
Total liabilities	166.729	192.416
E. Accrued expenses and deferred income (note 39)	679	922
Total liabilities and stockholders’ equity	198.787	209.497
Memorandum accounts (note 40)
Guarantees to third parties for parent company	—	27.541
Guarantees to third parties for subsidiaries	7.096	8.654
Endorsement guarantees to third parties	5.722	5.675
Commitments for off-balance sheet transactions	2.530	16.679
Total	€15.348	€58.549

The accompanying notes are an integral part of these consolidated financial statements.

Arcotronics Italia S.p.A. and Subsidiaries

Consolidated Statement of Operations

(Euro in thousands)

	Years ended December 31,
	2006	2005	2004
A. Production value (Revenues)
Sales of goods and services (note 41)	€150.065	€163.956	€175.244
Change in inventories (WIP and finished goods) (note 42)	3.335	(4.288)	4.096
Change in inventories (contract work-in-progress) (note 42)	(3.546)	(2.045)	4.186
Capitalized costs (note 43)	6.057	7.742	9.305
Other income (note 44)	1.735	3.344	2.130
Total revenues	157.646	168.709	194.961
B. Production costs
Raw, ancillary, consumable materials and goods (note 45)	58.514	63.111	75.384
Services (note 46)	34.226	32.181	38.931
Rents and leases (note 47)	1.736	2.367	2.192
Personnel costs (note 48)
Wages and salaries	37.699	41.996	42.670
Social contributions	11.116	11.622	11.848
Staff severance indemnities	2.981	3.025	2.800
Post-retirement benefits	1.302	1.621	740
Other costs	690	628	892
Total personnel costs	53.788	58.892	58.950
Depreciation, amortization and writedowns (note 49)
Amortization	6.027	6.051	6.851
Depreciation	6.825	7.770	7.620
Writedowns of intangible assets	1.978	5.142	14.375
Allowance for doubtful accounts	427	72	1.658
Other allowances for current assets (note 42)	490	—	—
Total depreciation, amortization and writedowns	15.747	19.035	30.504
Changes in inventories of raw, ancillary, consumable materials and goods (note 42)	569	1.862	1.168
Risk provisions (note 50)	27	—	18
Other operating costs (note 51)	1.977	3.478	2.069
Total production costs	166.584	180.926	209.216
Difference between production value and costs (A-B)	(8.938)	(12.217)	(14.255)
C. Financial income (expenses) (note 52)
Income from equity investments	—	—	—
Dividends and other income	—	—	—
Total income from equity investments	—	—	—
Other financial income
Interest on long-term receivables:
Other	—	—	—
Interest receivable from parent company	—	—	—
Income other than the above:
Other	86	220	169
Exchange gains	5.804	2.673	4.240
Total other financial income	5.890	2.893	4.409
Interest and other financial expenses
Interest payable to parent companies	—	—	15
Interest payable to others	5.333	6.719	6.384
Exchange losses	1.961	2.595	2.980
Total interest and other financial expenses	7.294	9.314	9.379
Total financial income (expenses)	(1.404)	(6.421)	(4.970)
D. Adjustments to the value of financial assets	—	—	—

E. Extraordinary income (expenses) (note 53)
Extraordinary income:
Extraordinary income	4.625	89	2.698
Total extraordinary income	4.625	89	2.698
Extraordinary expenses:
Other extraordinary expenses	298	985	604
Total extraordinary expenses	298	985	604
Total extraordinary items	4.327	(896)	2.094
Income (loss) before income taxes	(6.015)	(19.534)	(17.131)

Income taxes for the year (note 54)	(2.474)	(1.815)	(4.211)
Net income (loss) of the Group and minority interests	(8.489)	(21.349)	(21.342)
Net income (loss) of minority interests	(37)	(1.593)	(239)
Net income (loss) of the Group	€(8.452)	€(19.756)	€(21.103)

The accompanying notes are an integral part of these consolidated financial statements.

Arcotronics Italia S.p.A. and Subsidiaries

Statement of Changes in Stockholders’ Equity for the Years Ended December 31, 2004, 2005 and 2006

(Euro in thousands)

		Additional				Retained		Group	Total
	Capital	paid-in	Reval.	Legal	Other	earnings	Minority	net income	Stockholders’
	stock	capital	reserves	reserve	reserves	(losses)	interests	(loss)	equity

Group Net Equity as of December 31, 2003	€28.800	€362	€—	€493	€(22)	€(378)	€—	€(6.321)	€22.934

Minority Interests	—	—	—	—	—	—	5.773	(382)	5.391

Balances as of December 31, 2003	28.800	362	—	493	(22)	(378)	5.773	(6.703)	28.325

- Allocation of Year 2003 loss	—	—	—	—	—	(6.321)	—	6.321	—

- Change in translation adj.	—	—	—	—	(473)	—	—	—	(473)

- Net loss for the year	—	—	—	—	—	—	—	(21.103)	(21.103)

Group Net Equity as of December 31, 2004	28.800	362	—	493	(495)	(6.699)	—	(21.103)	1.358

Minority Interests	—	—	—	—	—	—	5.316	(239)	5.077

Balances as of December 31, 2004	28.800	362	—	493	(495)	(6.699)	5.316	(21.342)	6.435

- Allocation of Year 2004 loss	—	—	—	—	—	(21.103)	—	21.103	—

- Shareholders’ meeting July 28, 2005	(23.184)	(362)	—	(493)	(531)	20.074	—	—	(4.496)

- Partial coverage of year 2005 loss	—	—	—	—	—	—	—	4.496	4.496

- Change in translation adj.	—	—	—	—	2.107	—	—	—	2.107

- Net loss for the year	—	—	—	—	—	—	—	(19.756)	(19.756)

Group Net Equity as of December 31, 2005	5.616	—	—	—	1.081	(7.728)	—	(15.260)	(16.291)

Minority Interests	—	—	—	—	—	—	5.077	(1593)	3.484

Balances as of December 31, 2005	5.616	—	—	—	1.081	(7.728)	5.077	(16.853)	(12.807)

- Allocation of Year 2005 loss						(15.260)	—	15.260	—

- Change in translation adj.	—	—	—	—	(317)	—	—	—	(317)

- Capital and reserves increase	30.191	—	—	—	500	—	—	—	30.691

- Change in consolidation area	—	—	—	—	(202)	(807)	—	—	(1.009)

- Net loss for the year	—	—	—	—	—	—	—	(8.452)	(8.452)

Group Net Equity as of December 31, 2006	35.807	—	—	—	1.062	(23.795)	—	(8.452)	4.622

Minority Interests	—	—	—	—	—	—	88	(37)	51

Balances as of December 31, 2006	€35.807	€—	€—	€—	€1.062	€(23.795)	€88	€(8.489)	€4.673

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

STATEMENT OF CASH FLOWS (thousands of Euro)		12/31/2006	12/31/2005	12/31/2004

A. Opening net cash and cash equivalents (net financial payables to banks)		(34.731)	(53.445)	(50.065)

-	Group net income (loss) for the year	(8.452)	(19.756)	(21.103)
-	Amortization of goodwill and consolidation differences	2.643	2.709	3.823
-	Writedowns of fixed assets	1.978	5.142	13.586
-	Other amortization and writedowns of intangible assets	3.384	3.342	3.804
-	Depreciation of property, plant and equipment	6.825	7.770	7.620
-	Net change in provision for post-retirement benefits	(218)	262	318
-	Net change in staff severance indemnities	(656)	1.014	202
CASH FLOWS GENERATED BY CURRENT OPERATIONS		5.504	483	8.250

-	(Increase) decrease in receivables	(3.410)	1.930	6.686
-	(Increase) decrease in inventories	1.858	7.233	(6.491)
-	Net change in provisions for risks and charges	(940)	(595)	(2.740)
-	Increase (decrease) in receivables	(965)	12.735	11.578
-	(Increase)decrease in receivables	(341)	475	(344)

B. Cash flows from operations during the year		1.706	22.261	16.939

Cash flows generated (absorbed) by investment activity
-	Consolidation difference	(4.858)	0	0
-	Investments in intangible assets	(5.004)	(4.794)	(5.818)
-	Investment in property, plant and equipment	(4.201)	(5.999)	(8.435)
-	Revaluation of properties for partial allocation of consolidation difference	(1.135)	0	0
-	Investments in financial assets	6.142	620	506

C. Cash flows generated (absorbed) by investment activity		(9.056)	(10.173)	(13.747)

CASH FLOWS GENERATED (ABSORBED) BY OPERATIONS AND INVESTMENT ACTIVITY		(7.350)	12.088	3.192

-	Net change in the medium-long term loans	11.566	(46.100)	(3.348)
-	Net change in the amounts due to other sources of finance	(12.370)	53.275	(2.396)
-	Change due to distribution of earnings and reserves	0	0	0
-	Change due to increases in capital stock and reserves	30.691	0	0
-	Net change for minority stockholders’ share of equity	641	(1.593)	(314)

D. Cash flows generated (absorbed) by financing activity		30.528	5.582	(6.058)

E. Cash flows generated (absorbed) during the year (B+C+D)		23.178	17.670	(2.866)

F. Net effect of exchange differences		(97)	1.044	(514)

G. Net effect in the scope of consolidation		(1.573)	0	0

H. Closing net cash and cash equivalents (net financial payables to banks) (A+E+F+G+H)		(13.223)	(34.731)	(53.445)

The statement of cash flows has been drawn up taking changes in the scope of consolidation into account.  The 2006, 2005 and 2004 figures can therefore be considered reasonably comparable.  The effect of the changes in the scope of consolidation is reflected in point “G” towards the bottom of the statement.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - STRUCTURE AND CONTENT OF THE FINANCIAL STATEMENTS

The consolidated financial statements for the three years ended December 31, 2006 were prepared on the basis of Decree 127/91 and include the balance sheet and income statement (prepared according to the formats required in articles 2424 and 2425 of the Italian Civil Code, as of the closing date of the consolidated financial statements, amended as required by art. 32 of Decree 127/91) and notes to the financial statements. Where applicable, amendments introduced by the Reform of Company Law (Decree 6/2003) were also taken into consideration.

The legal rules were supplemented and interpreted, where necessary, by the accounting principles issued by the Italian Accounting Profession (Consigli Nazionali dei Dottori Commercialisti e dei Ragionieri) and as modified by the Italian Accounting Commission (the “OIC”) to put the accounting principles in line with Decree 6, dated January 17, 2003, and subsequent amendments. Where such principles were silent regarding certain transactions, the standards issued by the International Accounting Standards Board (“IASB”), to the extent that they are compatible with Italian regulations, were considered.

The notes to the financial statements provide explanations, analyses and, in certain cases, additional information as of the date of the financial statements. They also contain the information required by art. 38 of Decree 127/91 and other statutory provisions. Moreover, all supplementary information deemed necessary to provide a true and fair view of Arcotronics Italia S.p.A. and subsidiaries (the “Group”) situation is provided, even if not specifically required by law.

The consolidated financial statements for the three years ended December 31, 2006 were prepared using the statutory financial statements of the consolidated subsidiaries as of the same date. These financial statements were adjusted, where necessary, to bring them into line with the accounting principles of the Group, as explained below, and reclassified so that the format complied with Decree 127/91.

All significant subsequent events are explained in note 55.

Going concern - Continuation of the Group as a going concern is contingent upon, among other things, (i) the financial support of KEMET Electronics Corporation (the “New Parent Company”) (note 55), (ii) the future reorganization and business plan to be provided by the New Parent Company, (iii) the ability of the Group to return to profitability, (iv) the ability of the Group to generate sufficient cash flow from operations, and (v) the ability of the Group to obtain financing sources to meet the Group’s future obligations. These matters create uncertainty relating to the Group’s ability to continue as a going concern. The accompanying consolidated financial statements do not reflect any adjustments relating to the recoverability of assets and classification of liabilities that might result from the outcome of these uncertainties. In addition, a plan of reorganization, which has not yet been finalized, could materially change the amounts and classifications reported in the consolidated financial statements, which do not give effect to any adjustments to the carrying value of assets or amounts of liabilities that might be necessary as a consequence of confirmation of a plan of reorganization.

NOTE 2 - CONSOLIDATION PRINCIPLES

Date of consolidation: all of the companies in the scope of consolidation have the same year-end.

A)                            METHODS OF CONSOLIDATION:

The financial statements are consolidated on a line-by-line basis, as follows:

•                  The book value of investments is eliminated against the Group’s share of their net equity.

•                  Any differences between the carrying value or the purchase price of an investment and the net equity of subsidiaries when they are consolidated for the first time are allocated, where possible, to specific assets or liabilities of the companies concerned, up to their current value. If there is a negative residual amount, such amount is recorded in an equity item called the “Consolidation reserve,” or, under certain conditions, to a special risk provision called the “Consolidation provision for future risks and charges.” If there is a positive residual amount, such amount is recorded to an asset item called the “Consolidation difference,” which is amortized on a straight-line basis over the period of expected benefits, bearing in mind the revenue parameters of the industry and normal returns on investment. These residual amounts are usually amortized over ten years, except for the goodwill (difference on consolidation) which arose from the purchase of Arcotronics Industries S.p.A., which is amortized over twenty years.

•                  Significant intercompany transactions between consolidated companies are eliminated, as are intercompany receivables and payables, intercompany purchases and sales, and unrealized profits on intercompany transactions, net of any tax effect.

•                  The portion of equity belonging to minority stockholders of consolidated subsidiaries is shown separately as “Minority interests”, as is their share of the net income or losses of these companies.

•                  Companies acquired during the year are consolidated from the date on which the Group achieved a controlling interest.

B)                                 TRANSLATION OF FOREIGN COMPANIES’ FINANCIAL STATEMENTS INTO EURO:

The financial statements of foreign subsidiaries denominated in currencies that are not part of the European Monetary Union are translated at the exchange rates existing as of the date of the financial statements for the balance sheet, whereas the income statement is translated at average exchange rates for the year. Any exchange gains or losses arising from the translation of opening equity, using the year-end exchange rate, and of the income statement, using average exchange rates for the year, are booked to equity.

The main exchange rates against the Euro are as follows:

	Year 2006		Year 2005		Year 2004
	Year-end rate	Average rate	Year-end rate	Average rate	Year-end rate	Average rate
- U.S. Dollar	1.31700	1.25560	1.17970	1.24409	1.36210	1.24390
- U.K. Pound Sterling	0.67150	0.68173	0.68530	0.68380	0.70510	0.67870
- Bulgarian Leva	1.95580	1.95580	1.95630	1.95580	1.95590	1.95330
- Japanese Yen	156.930	146.015	138.900	136.849	139.650	134.445
- Chinese Renminbi	10.2793	10.0096	9.5204	10.1964	11.2781	10.2992

SCOPE OF CONSOLIDATION:

The consolidated financial statements of the Arcotronics Group for the three years ended December 31, 2006 are the result of consolidating Arcotronics Italia S.p.A. and all of the companies directly and indirectly controlled by the Group as of that date.

Changes in the scope of consolidation during the three years are as follows:

The company “Shanghai Arcotronics Components & Machineries Co. Ltd.” was consolidated starting from December, 31 2004. Before such date, the company was not operative.

The restructuring process that occurred in 2006 significantly altered the structure of the Arcotronics Group.

The key aspect of the reorganization was to separate the industrial operations of the Arcotronics Group from those of the Nissei Group. The main events that led to this result were included in the “Nissei Master Agreement” (“Nissei MA”), and are summarized below.

A.                   The sale of a 51% interest in Shanghai Nissei Electric Co. Ltd (“SNE”) from Arcotronics Industries S.p.A. (“Arcolndustries”) to Nissei Electric Co. Ltd. (“Nissei”).

The  consideration received for this sale amounted to JPY 778.200 thousand, or approximately 5.500 thousand Euro, giving rise to a capital gain of 1.203 thousand Euro, which was recorded in the 2006 financial statements of Arcolndustries;

B.                     The sale of 100% of Nissei Electronics Industries Co. Ltd (“NEI”) from Arcolndustries to Nissei:

The consideration received for the sale amounted to JPY 150.000 thousand, or approximately 1.100 thousand Euro, giving rise to a capital loss of 70 thousand Euro, which was recorded in the 2006 financial statements of ArcoIndustries;

C.                     The purchase of a 12.5% interest in Arcolndustries from Nissei by Arcotronics Italia S.p.A. (“Arcoltalia”):

Again, for the purpose of separating the Arcotronics Group from the Nissei Group, the Nissei MA included the transfer of the 12.5% interest in Arcolndustries previously held by Nissei to Arcoltalia.

The consideration paid for this acquisition amounted to JPY 836.400 thousand, or approximately 5.600 thousand Euro, which Arcoltalia recorded to the carrying value of its investment in this company, which is now a wholly-owned subsidiary.

There was also an increase in the capital stock of Arcotronics Fuel Cells S.r.l. and other capital transactions.

The 1.146 thousand Euro increase in the value of the interest in Arcotronics Fuel Cells S.r.l. (“Fuel Cells”) relates to three distinct operations:

a.           an amount of 70 thousand Euro paid by Arcotronics Italia S.p.A. to cover the losses incurred by the company in 2005. The loss was covered by the majority shareholder in accordance with an agreement reached with the founding partners in July 2003;

b.          a capital increase of 245 thousand Euro, totally subscribed and paid-in by Arcotronics Italia due to the fact that the founders (minority shareholders) did not exercise their option rights. After this subscription, the share of Arcotronics Group in Fuel Cells increased from 60.4% to 80%. The shares were paid through a compensation of receivables due from Fuel Cells to Arcotronics Italia;

c.           an amount of 828 thousand Euro paid for the definitive waiver by the majority shareholder of the residual balance of the receivables purchased in December 2005. This took place on the same date (December 12, 2006). The waived receivable was converted to a non-proportional stockholder’s loan on capital account.

The following companies are included in the consolidated financial statements as of December 31, 2006:

COMPANIES CONSOLIDATED ON A LINE-BY-LINE BASIS:

No	Entity Name	Location	Currency	Capital stock	% owned D/l (1)
1	Arcotronics Italia S.p.A.	Sasso Marconi - Italy	Euro	35.807.226	Parent company
2	Arcotronics Bauelemente GmbH	Landsberg am Lech -Germany	Euro	997.019	100%-D
3	Arcotronics Limited	Towcester- U.K.	GBP	3.029.000	100%-D
4	Arcotronics Bulgaria AD	Kyustendil - Bulgaria	Leva	1.612.000	100%-I
5	Arcotronics Technologies S.r.l.	Sasso Marconi - Italy	Euro	600.000	100%-I
6	Arcotronics Hightech S.r.l.	Monghidoro - Italy	Euro	500.000	100%-I
7	Arcotronics France S.a.r.l.	Verriere le B. - France	Euro	15.245	100%-D
8	Arcotronics America Inc.	Beaverton - U.S.A.	USD	670.000	100%-I
9	Arcotronics Inc.	New York-U.S.A.	USD	100.000	100%-I
10	Arcotronics Holding UK, Ltd.	Towcester- U.K.	GBP	4.480.000	100%-D
11	Arcotronics Industries S.p.A.	Sasso Marconi - Italy	Euro	1.980.000	100%-D
12	Arcotronics Fuel Cells S.r.l	Sasso Marconi - Italy	Euro	495.000	80%-D
13	Shanghai Arcotronics Components and Machineries	Shanghai - China	USD	4.000.000	90%-D

(1) D= held directly, I= held indirectly

NOTE 3 - ACCOUNTING POLICIES – IT GAAP

The items in the financial statement have been valued on a going-concern basis, following the general principles of prudence and accruals and respecting the limits and constraints of current legal provisions. In particular, reference was made to the accounting principles in art. 2426 of the Italian Civil Code. As such, management has not made any of the adjustments that would be needed if the Company were unable to continue as a going concern regarding the realizability and classification of assets and liabilities. The consent of the Board of Statutory Auditors was obtained, when required by law. The more important accounting policies applied in the financial statements for the years ended December 31, 2006, 2005, and 2004 are as follows:

Property, plant and equipment – Property, plant and equipment is recorded at purchase or production cost. These costs are adjusted, in certain cases, in accordance with specific laws that allow or require revaluation, in order to reflect, even if only partially, changes in the purchasing power of the currency, and for the allocation of goodwill (difference on consolidation) arising from business combinations. Costs include related expenses and a reasonable share of the direct and indirect costs attributable to the asset.

Property, plant and equipment is depreciated each year on a straight-line basis at rates that reflect the residual useful life of the assets; the rates applied are shown in the assets section of the notes.

The production systems are built by the Group’s engineering department, which looks after their systematic maintenance and periodic upgrading of existing systems, as well as the development of new production technologies.

The systems for producing capacitors and electronic components produced by Arcotronics Industries S.p.A. are considered to be among the best in the world by a large and consolidated international customer base.

For assets that come into service during the year, the depreciation rate is reduced by half. If, regardless of the depreciation already recorded, the asset undergoes a permanent impairment in value, it is written down accordingly. If, in subsequent years, the reasons for the writedown no longer apply, the original value is reinstated, adjusted only by depreciation.

Ordinary maintenance costs are expensed. Maintenance costs involving improvements or that extend their period of use are charged to the assets concerned and depreciated over the residual useful life.

Intangible assets – Intangible assets are recorded at purchase or production cost, including related expenses, and, in the case of patents, adjusted in previous years in accordance with revaluation law no. 342 of 11/21/2000, and systematically amortized over the period they are expected to benefit.

Start-up and expansion costs relating to new production facilities or expenses incurred in starting up the production of goods intended for sale over and above the cost of the products which can be sustained under normal operating conditions, are deferred to future years if there are reasonable expectations that such costs can be recovered by new revenue flows. They are then amortized from the time they are completed over a period of not more than five years.

Research and development costs for new and well defined products, for which there is technical feasibility and the existence of reasonable market perspectives that justify their production and sale, are deferred to future years. These costs are amortized on a straight-line basis over 5 years. If a permanent deterioration in the conditions for future utilization is encountered, the assets are written down accordingly.

Other research and development costs are expensed at the time they are incurred.

Long-term investments and securities – Equity investments in other companies not included in the consolidation are booked at cost. The cost is reduced for long-term losses in value if the companies have incurred losses and it is unlikely that sufficient profits will be generated in the foreseeable future to absorb them. If, in subsequent years, the reasons for the writedown no longer apply, the original value is reinstated.

Units in mutual funds are shown at market value so as to give a more accurate picture of the Company’s investments.

Inventories - Inventories are recorded at the lower of purchase or production cost (which is calculated primarily according to the last-in, first-out (“LIFO”) method) and their estimated realizable value according to market trends. The valuation of inventories includes the direct costs of materials, labor and indirect costs (variable and fixed). The estimated realizable value is calculated taking into account any manufacturing costs still to be incurred and direct selling costs. Obsolete and slow-moving goods are written down according to their potential usefulness or realizable value.

Work-in-progress is valued on the basis of actual costs, including direct overheads.

Contract work-in-progress in the machines sector for which specific orders exist is valued on an accrued revenue basis using the percentage-of-completion method.

Receivables - Receivables are booked at their estimated realizable value. Trade receivables are stated at the face value shown on the invoice less an appropriate allowance for doubtful accounts. The estimate at the allowance for doubtful accounts relates to expected losses calculated on the basis of past experience of similar types of receivable, current and historical post-due items, and the specific objective situation 5 of large debtors with balances at risk.

Accruals and prepayments - Portions of costs and revenues which partially related to the following fiscal year are recorded in accordance with the accrual principle.

Provisions for risks and charges - Provisions for risks and charges are set aside to cover losses or liabilities that are certain or probable, but for which the amount or timing cannot be determined at the end of the year. The allowances made to these provisions reflect the best possible estimate based on the facts available at the time. Risks for which a liability is only possible are mentioned in the notes, but without making any provision for them.

Employee severance indemnities - Employee severance indemnities are recorded to cover all liabilities for severance indemnities that Italian companies accrue each year end for employees in accordance with current legislation, collective labor contracts and supplementary company contracts. This liability is index-linked for inflation.

Similarly, the pension funds of foreign Group companies are calculated and reflected in the consolidated financial statements based on the legislation in force in the country of residence on the balance sheet date.

With regards to Arcotronics UK, its pension fund has been included in the consolidated financial statements since the year 2005 in accordance with IAS 19, “Employee Benefits.” Such pension fund is considered a “defined benefit” plan based on each employee’s period of service and the pay that they receive during a predetermined period of employment. The liabilities at the end of the year are determined based on an actuarial calculation using the Projected Unit Credit Method as required by IAS 19, “Employee Benefits.”

Actuarial gains and losses, which reflect the effects of variations in the actuarial assumptions used, are booked to the income statement under personnel costs.

Payables – Payables are shown at their face value.

Operating grants - Operating grants are booked when it is certain that they will be received.

Revenue recognition - Revenues from the sale of materials and products are recognized at the time ownership is transferred, which generally coincides with shipment.

Dividends – Dividends and the corresponding tax credit are recorded at the time the dividends are approved.

Leasing - Finance leases are accounted for in accordance with IAS 17, “Leases.” The assets are booked to “property, plant and equipment”, the financial debt to “payables to other sources of finance” and the economic effects to the income statement under “depreciation” and “financial expenses.”

Income taxes for the year - Income taxes are recorded on the basis of the estimated taxable profit in accordance with current tax legislation, taking into account any exemptions that are applicable and any tax credits that are due. Deferred taxes are booked on temporary differences between the values recorded in the balance sheet and the corresponding values recognized for tax purposes, as well as on consolidation adjustments.

In previous years, the Company accounted for the future tax benefit arising from tax losses accumulated up to December 31, 2003 which could be carried forward and deducted from taxable income in future years.

In particular, deferred tax assets are recognized when it is reasonably certain that there will be sufficient taxable income in the future to offset them.

From 2004, Arcotronics Italia S.p.A. and the subsidiary Arcotronics Industries S.p.A. adhered to the national consolidated tax regime.

NOTE 4 - TRANSLATION OF ITEMS EXPRESSED IN FOREIGN CURRENCY

Receivables and payables originally expressed in foreign currency are converted into Euro at the historical exchange rates on the transaction date. Exchange gains and losses arising on the collection of receivables and payment of payables in foreign currency are booked to the income statement.

At year-end, receivables and payables in currencies other than the Euro are recorded at year-end exchange rates or at the exchange rates established in exchange risk hedging contracts. Any resulting gains and losses are booked to the income statement. Any net gain arising on the adjustment to year-end exchange rates is charged to income for the year. Then, at the time the financial statements are approved and net income is allocated, the portion not absorbed by exchange losses, is booked to a reserve that cannot be distributed until the gain has been realized.

Forward purchase or sale agreements of foreign exchange outstanding at the end of the year and not being used to hedge foreign currency payables or receivables recorded in the financial statements, are valued at the year-end forward exchange rate, except for those taken out to hedge specific contractual commitments, for which the exchange gains or losses are deferred and booked as an adjustment to the sales revenue or purchase cost of the asset concerned.

NOTE 5 - OTHER INFORMATION

Exceptions made pursuant to art. 29.4 of Decree 127/91 - No exceptions pursuant to art. 29.4 of Decree 127/91 have been made in these financial statements.

Presentation of the figures - For the sake of greater clarity and transparency, all of the figures in the balance sheet, income statement, notes and attachments are expressed in thousands of Euro, unless otherwise stated.

NOTE 6 – NON-CURRENT ASSETS

Tables have been prepared for each of the three types of non-current assets (intangible assets, property, plant and equipment, and long-term investments). These tables include the historical costs, accumulated depreciation or amortization, prior-year revaluations and writedowns, changes during the year, closing balances and the total amount of revaluations on assets still in existence at the end of the year.

CHANGES IN INTANGIBLE AND TANGIBLE ASSETS FOR THE YEAR ENDED DECEMBER 31, 2004

INTANGIBLE ASSETS

	Opening balances					Changes of the period						Closing balances
	Historical		Accum.	Exchange	Balance	Var. Area		Devalu-	Disposals		Exchange	Historical		Exchange	Accum.	Balance
Categories	Cost	Reval.	Deprec.	diff.	Dec. 31, 2003	Consol.	Additions	-ation	(net)	Deprec.	diff.	Cost	Reval.	diff.	Deprec.	Dec. 31, 2004
Research and development	5.975	—	-1.692	—	4.283		3.972	-776	—	-1.852	5	8.647	—	5	-3.020	5.632
Intellectual property rights	5.163	3.099	-7.630	—	632		533	—	—	-385	—	5.696	3.099	—	-8.015	780
Start-up and expansion costs	1.540	—	-141	—	1.399		791	—	—	-448	—	2.331	—	—	-589	1.742
Other intangible assets	2.215	—	-1.182	—	1.033		272	—	—	-343	—	2.487	—	—	-1.525	962
Goodwill	76.303	—	-17.392	-423	58.488		—	-13.586	—	-3.823	12	62.717	—	-411	-21.215	41.091
In process R & D	68	—	—	—	68		250	—	—	—	—	318	—	—	—	318
Total	91.264	3.099	-28.037	-423	65.903	0	5.818	-14.362	0	-6.851	17	82.196	3.099	-406	-34.364	50.525

TANGIBLE ASSETS

	Opening balances					Changes of the period						Closing balances
	Historical		Accum.	Exchange	Balance	Var. Area		Devalu-	Disposals		Exchange	Historical		Exchange	Accum.	Balance
Categories	Cost	Reval.	Deprec.	diff.	Dec. 31, 2003	Consol.	Additions	-ation	(net)	Deprec.	diff.	Cost	Reval.	diff.	Deprec.	Dec. 31, 2004
Land and buildings	21.502	10.067	-6.228	33	25.374	329	399	—	-1	-730	-3	22.235	10.067	30	-6.964	25.368
Plant and machinery	124.352	1.338	-94.221	-369	31.100	73	5.267	—	-8	-5.400	38	129.295	1.171	-331	-99.065	31.070
Industrial equipments	17.725	—	-15.053	29	2.701	—	746	—	-26	-1.258	1	18.212	—	30	-16.078	2.164
Other tangible assets	5.188	27	-4.536	24	703	31	223	—	-37	-232	-17	5.278	27	7	-4.641	671
In process R & D	1.805	—	—	15	1.820	92	2.766	—	-1.346	—	-1	3.317	—	14	—	3.331
Total	170.572	11.432	-120.038	-268	61.698	525	9.401	0	-1.418	-7.620	18	178.337	11.265	-250	-126.748	62.604

CHANGES IN INTANGIBLE ASSETS AND TANGIBLE FOR THE YEAR ENDED DECEMBER 31, 2005

INTANGIBLE ASSETS

	Opening balances					Charges of the period					Closing balances
Categories	Historical Cost	Reval.	Accum. Deprec.	Exchange diff.	Balance Dec. 31, 2004	Additions	Devalu- -ation	Disposals (net)	Deprec.	Exchange diff.	Historical Cost	Reval.	Exchange diff.	Accum. Deprec.	Balance Dec. 31, 2005
Research and development	8.647	—	-3.020	5	5.632	4.147	-1.422	—	-2.345	17	10.668	—	22	-4.661	6.029
Intellectual property rights	5.696	3.099	-8.015	—	780	4	—	—	-323	—	2.811	—	—	-2.350	461
Start-up and expansion costs	2.331	—	-589	—	1.742	—	-241	—	-387	—	2.030	—	—	-916	1,114
Other intangible assets	2.487	—	-1.525	—	962	56	—	-2	-288	-18	2.540	—	-18	-1.812	710
Goodwill	62.717	—	-21.215	-411	41.091	—	-3.473	—	-2.709	42	58.458	—	-369	-23.138	34.951
In process R & D	318	—	—	—	31 8	589	—	—	—	—	907	—	—	—	907
Total	82.196	3.099	-34.364	-406	50.525	4.796	-5.136	-2	-6.052	41	77.414	0	-365	-32.877	44.172

TANGIBLE ASSETS

	Opening balances					Charges of the period					Closing Balances
Categories	Historcial Cost	Reval.	Accum. Deprec.	Exchange diff.	Balance Dec. 31, 2004	Additions	Devalu- -ation	Disposals (net)	Deprec.	Exchange diff.	Historical Cost	Reval.	Exchange diff.	Accum. Deprec.	Balance Dec. 31, 2005
Land and buildings	22.235	10.067	-6.964	30	25.368	2.212	—	-285	-739	45	23.919	10.067	75	-7.460	26.601
Paint and machinary	129.295	1.171	-99.065	-331	31.070	5.106	—	-87	-5.862	475	134.110	1.171	144	-104.723	30.702
Industrial Equipment	18.212	—	-16.078	30	2.164	541	—	-60	-944	272	18.693	—	270	-16.990	1.973
Other tangible assets	5.278	27	-4.641	7	671	102	—	—	-225	27	5.353	27	34	-4.839	575
In process R & D	3.317	—	—	14	3.331	1.032	—	-2.562	—	198	1.787	—	212	—	1.999
Total	178.337	11.265	-126.748	-250	62.604	8.993	0	-2.994	-7.770	1.017	183.862	11.265	735	-134.012	61.850

CHANGES IN INTANGIBLE AND TANGIBLE ASSETS FOR THE YEAR ENDED DECEMBER 31, 2006

INTANGIBLE ASSETS

	Opening balances					Changes of the Period							Closing Balances
Categories	Historical Cost	Reval.	Accum. Deprec.	Exchange diff.	Balance Dec 31, 2005	Var Area Consol	Additions	Devalu- -ation	Reva- luation	Disposals (net)	Deprec.	Exchange diff.	Historical Cost	Reval.	Exchange diff.	Accum. Deprec.	Balance Dec 31, 2006
Research and development	10.668	—	-4.661	22	6.029	—	3.481	-1.393		—	-2.408	—	11.941	—	22	-6.254	5.709
Intellectual Property rights	2.811	—	-2.350	—	461	—	8	—		—	-240	—	2.819	—	—	-2.590	229
Start-up- and expansion costs	2.030	—	-916	—	1.114	—	145	-91		—	-386	—	2.024	—	—	-1.242	782
Other intangible assets	2.540	—	-1.812	-18	710	-61	1.291	-476		—	-350	—	3.090	—	-18	-1.958	1.114
Goodwill	58.458	—	-23.138	-369	34.951	—	4.858	—		—	-2.643	16	63.316	—	-353	-25.781	37.182
In process R & D	907	—	—	—	907	—	79	—		—	—	—	986	—	—	—	986
Total	77.414	0	-32.877	-365	44.172	-61	9.862	-1.960	0	0	-6.027	16	84.176	0	-349	-37.825	46.002

TANGIBLE ASSETS

	Opening balances					Changes of the Period							Closing Balances
Categories	Historical Cost	Reval.	Accum. Deprac.	Exchange diff.	Balance Dec 31, 2005	Var Area Consol	Additions	Devalu- -ation	Reva- luation	Disposals (net)	Deprec.	Exchange diff.	Historical Cost	Reval.	Exchange diff.	Accum. Deprec.	Balance Dec 31, 2006
Land and building	23.919	10.067	-7.460	75	26.601	-53	65	—	1.135	—	-848	-174	23.907	11.202	-99	-8.284	26.726
Plant and machinary	134.110	1.171	-104.723	144	30.702	-3.911	3.206	—	—	-67	-5.227	-75	126.283	1.171	69	-102.895	24.628
Industrial equipments	18.693	—	-16.990	270	1.973	-902	573	—	—	—	-547	-1	16.251	—	269	-15.424	1.096
Other tangible assets	5.353	27	-4.839	34	575	-54	202	—	—	-1	-203	-15	5.313	27	19	-4.855	504
In process R & D	1.787	—	—	212	1.999	—	670	—	—	-447	—	29	2.010	—	241	—	2.251
Total	183.862	11.265	-134.012	735	61.850	-4.920	4.716	0	1.135	-515	-6.825	-236	173.764	12.400	499	-131.458	55.205

NOTE 7 -  START-UP AND EXPANSION COSTS

	12/31/2006	12/31/2005

Start-up and expansion costs	782	1.114

Start-up and expansion costs, amounting to 452 thousand Euro in 2006 and 681 thousand Euro in 2005, relate to the costs capitalized in the previous years by Arcotronics Industries S.p.A. mainly in connection with the start-up of production of ultra thin metalized plastic-film in a metallization plant. The production of this material, which represents the heart of miniaturized capacitors for electronic applications, is justified by the very high prices set by third-party suppliers and the start-up of this activity is intended to generate significant cost savings for all Group companies.

This item also includes 148 thousand Euro in 2006 and 313 thousand Euro in 2005 of costs incurred to launch new lines of plant and machinery for the pharmaceutical industry developed by Arcotronics Technologies S.r.l., which were capitalized in previous years. Group management decided, in 2003, to enter this field of activity so as to diversify machine production. During 2006, an additional 118 thousand Euro of costs were capitalized by Arcotronics Technologies S.r.l. to participate in the Achema Fair (the specific trade fair for the pharmaceutical machinery sector) held in Frankfurt in May 2006. The decision to defer these costs to future years arises from the importance that the event had for Arcotronics Technologies as it marked its official debut among the panorama of companies capable of designing and building the complex production lines required by drug manufacturers. In the next paragraph, “research and development costs,” more detailed information is provided on this sector’s activities, which are considered strategic for the Company’s future.

A portion of start-up and expansion costs, for a net amount of 91 thousand Euro, incurred in 2003 by the then 2A S.r.l. (now Arcotronics Technologies S.r.l.), were written down during 2006 as the reasons for their capitalization no longer apply.

The amortization shown in the financial statements amounts to 386 thousand Euro for 2006, 387 thousand Euro for 2005, and 473 thousand Euro for 2004.

NOTE 8 - RESEARCH AND DEVELOPMENT COSTS

	12/31/2006	12/31/2005

Research and development costs	5.709	6.029

Research and development costs arise from costs that have been capitalized, when certain requirements are met, from 2002 onwards.

During 2006 and 2005, further costs were capitalized on R&D projects in the fields of electronic componentry, automatic machines and fuel cells, involving Arcotronics Industries S.p.A. for an amount of 1.439 thousand Euro in 2006 and 985 thousand Euro in 2005, Arcotronics Technologies S.r.l. for an amount of 1.777 thousand Euro in 2006 and 2.598 thousand Euro in 2005, and Arcotronics Fuel Cells S.r.l. for 265 thousand Euro in 2006.

These projects have had successful results in terms of both technical feasibility and market prospects, justifying their deferral to future years.

The following is a summary of the main research projects by company.

Arcotronics Industries has continued its development of chip products in order to increase the efficiency of the existing production lines and to broaden the range of products offered, based on recent market demand. The research and development costs capitalized for this project in 2006 amounted to 895 thousand Euro and to 471 thousand Euro for 2005.

The “Soft Spider” project also continued to be at the center of attention of our researchers, not only for the automotive market, but also with regard to recent new potential applications in fields where the capacity to accumulate large quantities of energy is fundamental. The research and development costs capitalized for this project in 2006 amounted to 342 thousand Euro.

Arcotronics Technologies has been concentrating on the pharmaceutical machinery sector. Efforts have been, above all, related to rendering control over the manufacturing process reliable and complete in all phases of production; this being considered crucial for drug manufacturers to obtain the type-test approval required by law. The research and development costs capitalized for this project in 2006 amounted to 1.158 thousand Euro. and to 1.452 thousand Euro in 2005.

The interest kindled by the liquid filling line at the 2006 Achema Fair in Frankfurt generated a series of contacts with major pharmaceutical firms, which is promising for future sales negotiations.

In the field of machines for the battery sector, our privileged relationship continued with the Korean company, LG, a worldwide leader in the field, which saw Arcotronics Technologies increasingly as a strategic partner for the technological development of its product. From this perspective, special attention was reserved for winding machines, always a strong point of the Company’s technology, with the completion on a design-level of a new machine capable of producing cylindrical metallic lithium batteries, which will gradually replace the alkaline batteries currently in use, with the advantage of better performance and greater recharge potential. The research and development costs capitalized for this project in 2006 amounted to 394 thousand Euro.

Arcotronics Fuel Cells has continued the development of fuel cells maintaining relations with university and research laboratories, and carrying out projects that were awarded funding by public institutions such as the province and the region.

From an analysis conducted on the research and development costs capitalized in the previous years, it was determined that a series of projects carried out in 2003 and 2004 by the then 2A S.r.l. and Logimec (now part of Arcotronics Technologies), no longer met the requirements which at that time justified capitalization. The net book values, for a total of 339 thousand Euro, were written off during 2006. Moreover, in its development work on pharmaceutical machines, management introduced several adjustments to the original design, improving certain functions. It was therefore decided to write down in 2006 the costs capitalized in previous years, by nearly 768 thousand Euro, relating to the functions that were abandoned and that are therefore no longer able to generate future revenues.

Total write-downs for Arcotronics Technologies amounted to 1.107 thousand Euro in 2006, and 402 thousand Euro in 2005.

Total write-downs for Nissei Electronics Industry Co., Ltd. amounted to 1.020 thousand Euro in 2005 (no write-downs in 2006).

This analysis also revealed a similar situation at Arcotronics Industries regarding the “Spider Cap” project worked on in 2003 – 2004. In this case, the net book value was written down in 2006 by 286 thousand Euro.

As a result, total writedowns in the 2006 consolidated financial statements amount to 1.393 thousand Euro, in 2006, to 1.422 thousand Euro in 2005 and 776 thousand Euro in 2004.

The total amortization charge in 2006 on research and development costs was of 2.408 thousand Euro, in 2006, 2.345 thousand Euro, in 2005, and 1.852 thousand Euro in 2004.

NOTE 9 - INTELLECTUAL PROPERTY RIGHTS

At the end of the year  the item includes  the following:

Intellectual property rights	12/31/2006	12/31/2005

Applications software	229	461

Intellectual property rights increased during the year by 8 thousand Euro. The decrease due to amortization during 2006 amounted to 240 thousand Euro. Intellectual property rights amortization amounted to 323 thousand Euro in 2005, and 385 thousand Euro in 2004. These costs are amortized over five years.

NOTE 10 – CONCESSION, LICENSES, TRADE MARKS, AND SIMILAR RIGHTS

The decrease of  69 thousand Euro is due to depreciation during the year.

NOTE 11  - GOODWILL (DIFFERENCE ON CONSOLIDATION)

This item is composed of the goodwill (difference on consolidation) arising from business combinations. The residual values of the goodwill (difference on consolidation), broken down by company, on December 31, 2006 and 2005 are as follows:

Goodwill arising from business combinations	Country	% held	12/31/2006	12/31/2005

Arcotronics Holding UK Limited	UK	100%	4	9
Arcotronics France S.a.r.l.	France	100%	26	34
Arcotronics America Inc.	U.S.A.	100%	729	1.073
Arcotronics Industries S.p.A.	Italy	100%	36.423	33.835
Total			37.182	34.951

The differences compared with the amounts at December 31, 2005 consist of amortization for the year for a total of 2.643 thousand Euros, an increase of 4.858 thousand Euro resulting from the acquisition of 12.5% of Arcotronics Industries S.p.A., “and” an exchange gain of 16 thousand Euro resulting from the adjustment of the goodwill of Arcotronics America Inc. to the year-end exchange rate against the Euro.

The goodwill relating to Arcotronics Industries S.p.A. was originally generated in 2003. Arcotronics Industries S.p.A. was spun-off from Arcotronics Italy S.p.A. into a separate legal entity owned by Nissei Electric Co., Ltd. (“Former Parent Company”). Immediately following the spin-off, Arcotronics Italia S.p.A. purchased back 87.5% of Arcotronics Industries S.p.A. from the Former Parent Company. The excess of cost over the fair value, of the acquired net assets amounted to 62.700 thousand Euro on December 31, 2002 (the reference date for their consolidation). Nearly 8.600 thousand Euro of this excess of value had been allocated to the land and buildings, owned by the subsidiary, due to their higher market value with respect to their book value. The remaining 54.100 thousand Euro had been considered goodwill. This allocation was based on the discounted value of expected future cash flows in the 2004-2006 Plan prepared by management. At December 31, 2004, based the results achieved by the subsidiary, the value of this goodwill was written down by 13.586 thousand Euro, with the support of a specific analysis of the estimated future cash flows according to the 2005-2007 Plan.

During 2006, Arcotronics Italia S.p.A. bought the residual 12.5% of the Arcotronics Industries Group from its Former Parent Company at a price of JPY 836.400 thousand (5.600 thousand Euro). The net equity of the Arcotronics Industries sub-consolidation on the date of purchase, September 21, 2006, showed an equity deficit of 368 thousand Euro, which meant that the higher value paid amounted to 5.993 thousand Euro.

Nearly 1.100 thousand Euro of this higher value could be allocated to the higher market value of the subsidiary’s land and buildings, while the remaining amount (4.858 thousand Euro) was allocated to goodwill.

The overall value of the goodwill and increase in fixed assets due to business combination amounts to 45.391 thousand Euro, with a net book value of 36.423 thousand Euro at December 31, 2006.

Arcotronics Italia S.p.A. carried out at each year-end a valuation of this investment (impairment test), and performing a careful survey to identify any changes in the factors and variables taken into consideration at the time that it was booked. Based on this analysis, no adjustments have been made to the value of the goodwill.

NOTE 12 - OTHER INTANGIBLE ASSETS

This item – considered with the item “Concessions, licenses, trademarks and similar rights” - increased 1.291 thousand Euro during 2006 (the 2005 increase was 56 thousand Euro), mainly for costs incurred to register mortgages on the properties of Arcotronics Industries S.p.A. on 09/25/2006 in connection with the financial restructuring. The increase in 2005 is mainly due to financial and legal costs related to financing operations.

In 2006, the parent company wrote down the “one-off” financial and legal costs capitalized in 2003 in connection with the long-term loan of JPY 7.9 billion (61.178 thousand Euro) granted to the Company by U.F.J. Bank Limited of Tokyo (Japan).

After the successful conclusion of the financial restructuring that involved the acquisition of this loan by the New Investor, the net value on the date of assignment, 476 thousand Euro, was written down to zero. The difference between this figure and the net book value at December 31 2005, 17 thousand Euro, is related to the amortization charge for the year.

Total amortization for the year shown in the consolidated financial statements amounted to 350 thousand Euro. In 2005, amortization amounted to 288 thousand Euro, and in 2004 amounted to 343 thousand Euro. The change in the scope of consolidation had a negative effect of 61 thousand Euro, in 2006.

NOTE 13  INTANGIBLE ASSETS IN PROCESS OF FORMATION

This item increased, during 2006, by 79 thousand Euro.

This total is the net of a decrease of 254 thousand Euro, for costs incurred by Arcotronics Industries in connection with funding applications to obtain credit facilities that were later granted during the year, which is why they were transferred to “Other intangible assets” and amortized, and the increase of 333 thousand Euro related to costs incurred by Arcotronics Fuel Cells on research projects not yet terminated.

In 2005, the increase of 589 thousand Euro was due to, as described above, expenses incurred to obtain credit facilities (254 thousand Euro), and to R&D expenses incurred and not yet terminated at year-end (335 thousand Euro).

NOTE 14 - PROPERTY, PLANT AND EQUIPMENT

The main increases during the year concern:

•                                land and buildings: the increase over the previous year is mainly due to:

In 2006, 61 thousand Euro of the increase was related to the industrial building of Shanghai Arcotronics Components & Machineries. In 2005 the increase corresponded to 2.212 thousand Euro related to the building construction, in progress, relate to the Chinese Shanghai Arcotronics Components & Machineries Company.

•                                In 2006, 1.135 thousand Euro for allocation of higher value on acquisition of the residual 12.5% of Arcotronics Industries to land and buildings, as commented on note 11.

•                                plant and machinery: the decrease over the previous year is mainly due to:

The increases of 3.206 thousand Euro and 5.106 thousand Euro, in 2006 and 2005, respectively, related to new facilities to be used for new production lines as well as to modernize existing plant of which 1.028 thousand Euro and 1.398 thousand Euro, for 2006 and 2005, respectively, was built in-house by the production departments of Arcotronics Technologies S.r.l.

The depreciation shown in the table (note 6) was calculated at rates that reflect the estimated residual useful life of the assets.

The rates applied are the following:

Buildings	3.00%
Plant and machinery	10.00% - 15.50% - 20.00%
Industrial equipment	25.00%

Other fixed assets:
- Office furniture and equipment	12.00%-18.00%-20.00%
- Motor vehicles	25.00%

NOTE 15 - CONSTRUCTION IN PROGRESS AND ADVANCES

Construction in progress and advances relate to plant and machinery not yet completed. In 2006, this item increased 670 thousand Euro and decreased by 447 thousand Euro for disposals. In 2005 this item, increased 1.032 thousand Euro and decreased by 2.562 thousands Euro due to disposals. The increase is primarily due to foreign Group Companies, 604 thousand Euro and 744 thousand Euro in 2005 and from Arcotronics Hightech S.r.l., 66 thousand Euro in 2006, and from Arcotronics Industries S.p.A., 282 thousand Euro in 2005.

Real guarantees (mortgages) were provided on the Company’s buildings with a net book value of 10.027 thousand Euros (10.360 thousand Euro as at December 2005) to secure the loans obtained with BEI funds as well as to provide the “New Lender” with collateral in connection with the disbursement of the “New Funding”. For the definition of the terms and for further details, refer to the tables and to the comments on “Payables to banks” (note 31).

LONG-TERM INVESTMENTS

Changes in the long-term investments are as follows:

Long-term investments	12/31/2005	Change in consol. area	Inc.	Dec.	12/31/2006
Investments in:
Other companies	6	—	—	—	6
Total	6	0	0	0	6

Receivables:
Advance payments of tax on severance indemnities	590	—	26	-344	272
Receivables from Nissei Electronics Ind.	—	—	201	-42	159
Total receivables	590	0	227	-386	431
Other securities	666	-1	490	-665	490
Total other securities	666	-1	490	-665	490
Total long-term investments	1.262	-1	717	-1.051	927

Changes in the long-term investments are as follows:

Long Term Investment	12/31/2004	Inc.	Dec.	12/31/2005
Investments in:
Other Companies	6	—	—	6
Total Investments	6	0	0	6

Receivables:
Advance payments of tax on severance indemnities	764	45	-219	590
Total Receivables	764	45	-219	590
Ohter securities	1.112	31	-477	666
Total other securities	1.112	31	-477	666
Total long term investment	1.882	76	-696	1.262

For the year ended 2005 there was no change in consolidation area.

NOTE 16 - EQUITY INVESTMENTS IN OTHER COMPANIES

Equity investments in other companies	12/31/2006	12/31/2005

Valued at cost:
CERMET S.c.r.l., Bologna	2	2
CAAF dell’lndustria Em.Centr. S.p.A., Bologna	2	2
Consorzio Bologna Energia, Bologna	1	1
Stahllager Kaufbeuren, Germany	1	1
Total	6	6

These investments in other companies are held by Arcotronics Industries S.p.A. and by the German subsidiary Arcotronics Bauelemente GmbH.

The equity interests held are insignificant in percentage terms compared with these companies’ total capital stock and are considered necessary to obtain the technical services offered to members of the consortium.

NOTE 17 - RECEIVABLES

This item includes medium and long-term term receivables.

Receivables from others relate to advance payments of tax on staff severance indemnities by the Italian Group companies in 1997 and in 1998, in accordance with current legislation.

The decrease of this item for 344 thousand Euro for 2006 and 219 thousand Euro for 2005 is due to the payment of severance indemnities to employees leaving the company. At the same time, such amount increased by 26 thousand Euro (by 45 thousand Euro for 2005) due to the revaluation of the tax advances paid, as provided by law.

The financial receivable from Nissei Electronics relates to a loan of JPY 30.000 thousand (201 thousand Euro) granted by Arcotronics Italia S.p.A. to Nissei Electronics in September 2006. The contract states that the loan is to be repaid in fixed monthly installments starting on November 30, 2006 and is non-interest bearing.

In December 2006, Nissei Electronics reimbursed the first installment of JPY 5.000 thousand (33 thousand Euro). Exchange losses of 9 thousand Euro were recorded at the end of the year when the residual loan was adjusted to the year-end exchange rate. With regards to the recoverability of receivables from companies of the Nissei Group, reference should be made to the comments on accounts receivable (Note 20).

Arcotronics Italia S.p.A. and Arcotronics Industries S.p.A. also have receivables due from companies of the Arcotronics Group, which have been pledged to the “New Lender” as part of the guarantees required for the “New Funding” issued in 2006 (for the definition of the terms refer to note 31).

Pledged receivables as of December 31, 2006 are as follows (no pledged receivables are present at December 31, 2005):

Intercompany receivables pledged in favor of the New Lender	12/31/2006

Receivables owed to Arcotronics Italia S.p.A. from:
Arcotronics Industries S.p.A.	4.768
Shanghai Arcotronics Components & Machineries Co, Ltd.	1.182

Total pledged receivables of Arcotronics Italia S.p.A.	5.950

Receivables owed to Arcotronics Industries S.p.A. from:
Arcotronics Hightech S.r.l.	581
Arcotronics Bulgaria AD	2.335

Total pledged receivables of Arcotronics Industries S.p.A.	2.916
Total pledged receivables	8.866

NOTE 18 -OTHER SECURITIES

Other securities relate to units of the Nextra Rendita Banca Intesa (formerly Genercomit Rendita) mutual fund, belonging to Arcotronics Italia, which have been lodged in favor of a bank as a partial guarantee for a surety granted by that bank for a long-term loan.

Interest income of 13 thousand Euro was earned during the year and reinvested in new units.

Interest income in 2005 and 2004 amounted to 15 thousand and 38 thousand Euro respectively.

In November 2006, a year after extinction of the last installment of the loan, all of the fund units were sold in accordance with the contractual agreements. The sale generated a loss of 4 thousand Euro.

The increase of 459 thousand Euro in this item is attributable to the German subsidiary Arcotronics Bauelemente GmbH and relates to securities purchased by it during the year for investment in the pension fund.

NOTE 19 - INVENTORIES

Inventories, which are valued using LIFO at the end of the year, are made up as follows:

			Change
Inventories	12/31/2006	Var.	(a)	12/31/2005	Var.	12/31/2004

Raw, ancillary and consumable materials	9.651	-409	-1.480	11.540	-1.575	13.115
Provision for obsolescence	-919	-158	—	-761	-36	-725

Work-in-progress and semi-finished products	12.325	1.926	-411	10.810	-458	11.268
Provision for obsolescence	-238	91	—	-329	-204	-125
Writedowns	-490	-490	—	—	—	—

Contract work-in-progress	918	-3.546	—	4.464	-2.045	6.509

Finished products	14.490	584	-224	14.130	-3.361	17.491
Provision for obsolescence	-832	144	—	-976	444	-1.420

Advances	40	—	—	40	2	38

Total inventories	37.424	-1.445	-2.115	40.984	-7.437	48.421
Total writedowns	-2.479	-413	0	-2.066	204	-2.270
Total net inventories	34.945	-1.858	-2.115	38.918	-7.233	46.151

For the year ended 2005 there was no change in the composition of the consolidation area.

(a)           For 2006 there was a change in the composition of the consolidation area.

The decrease in inventories with respect to the figure at December 31, 2005 amounts to 3.560 thousand Euro, of which 2.115 thousand Euro is attributable to the change in the scope of consolidation. With regards to the components sector, the increase in inventories is 1.606 thousand Euro. Inventories in the machines sector, on the other hand, decreased by 3.051 thousand Euro as a result of a concentration of sales in the last few months of 2006.

The provision for obsolescence is considered sufficient to adjust inventories to their estimated realizable value based on a specific assessment made by analyzing obsolete and slow-moving inventory. The provision increased during the year by 413 thousand Euro. The value of finished products shown in the financial statements was still written down by 175 thousand Euro because of negative margins expected on the sale of certain products after December 31, 2006.

Arcotronics Technologies S.r.l. set aside a specific provision to write down work-in-progress by 490 thousand Euro due to the write-down of components used in machinery under construction for the pharmaceutical industry, which are currently expected not to become finished products because they require further design work.

The valuation of closing inventories based on the principles mentioned previously did not give rise to significant differences compared with a valuation at current costs.

NOTE 20 -RECEIVABLES FROM CUSTOMERS

This item at the end of the year is made up as follows:

Receivables from customers	12/31/2006	Var.	Change in consol. area	12/31/2005	Var.	12/31/2004
Receivables due within 1 year	32.513	10.064	-1.348	23.797	-6.744	30.541
Provision for bad and doubtful accounts	-1.414	-239	39	-1.214	1.159	-2.373
Total net receivables due within 1 year	31.099	9.825	-1.309	22.583	-5.585	28.168
Receivables due beyond 1 year	—	—	—	—	—	—
Total	31.099	9.825	-1.309	22.583	-5.585	28.168

For the year ended 2005 there was no change in consolidation area.

The provision for doubtful accounts adjusts the value of the receivables to their estimated realizable value.

Receivables due from customers arise from normal sales transactions and mainly relate to foreign customers.

Total receivables due from customers at the end of 2006 include amounts due from the Nissei Group for a total of 3.948 thousand Euro. In 2005, when the Arcotronics Group was controlled by Nissei, these receivables amounted to 8.366 thousand Euro and were shown under “Receivables from the Parent Company” for 4.256 thousand Euro (see note 21) and under “Receivables from affiliated companies” for 4.110 thousand Euro (see note 22).

Taking these factors into account, as well as the change in the scope of consolidation for 1.309 thousand Euro, the increase of 5.877 thousand Euro is mainly due to a lower use of without-recourse factoring of accounts receivable.

Recovery of the receivables owed by Nissei Electric Co., Ltd and its subsidiary is currently uncertain, in so far as these companies are in a situation of financial duress and they too are undergoing a financial restructuring similar to that of the Arcotronics Group. Given the advanced state of the Nissei Group’s financial restructuring, and considering the payables that Arcotronics Italia and its subsidiary owe various companies in the Nissei Group, management believes that these receivables are fully recoverable.

During the year, the Parent Company and Arcotronics France factored receivables without recourse. The details for Arcotronics Italia S.p.A. are shown below:

Assignment of trade receivables to factoring companies	12/31/2006	12/31/2005
Assignment of receivables without recourse
Receivables in Italy	10.228	23.567
Receivables in foreign currency	16.064	14.383
Total	26.292	37.950

The receivables factored by Arcotronics France amounted to 4.671 thousand Euro in 2006 and to 9.979 thousand Euro in 2005.

Receivables are assigned without recourse partly to hedge the risk of insolvency on the part of capacitor customers, and partly as a way of collecting the receivables more rapidly.

Receivables assigned without recourse are eliminated from “Accounts receivable” at the time of the assignment and are shown net of advances received from the factor in “Other receivables - due from factoring companies” (note 25) until the due date when they are expected to be collected.

On December 31, 2006, the amounts due from factoring companies for assigned receivable amounted to a total of 7.005 thousand Euro. This is significantly lower than the previous year (9.979 thousand Euro) as less use was made of this type of funding, which is relatively expensive. The shift towards more economic forms of borrowing was possible due to the benefits arising from the “Banking Agreement” (note 31) signed on September 13, 2006.

NOTE 21 - RECEIVABLES FROM PARENT COMPANY

These are current receivables and are made up as follows at the end of the year:

Receivables from Parent Company	12/31/2006	12/31/2005
Accounts receivable
Nissei Electric Co., Ltd.	—	4.256
Total	—	4.256

The amount owed by Nissei Electric Co., Ltd at the end of 2006 came to 1.454 thousand Euro. Given the change in Group structure which has taken place, these can no longer be classified as “Receivable from Parent Company” and are therefore shown under “Receivables from customers”. The balance of 4.256 thousand Euro due in 2005 related exclusively to commercial transactions involving products and services carried out at normal market conditions.

There were no receivables owed by Blue Skye, (Former Parent Company), or its related parties at the end of December 2006.

NOTE 22 - RECEIVABLES FROM AFFILIATED COMPANIES

These are current receivables and are made up as follows at the end of the year:

Receivables from affiliated companies	12/31/2006	12/31/2005
Accounts receivable
Nissei Denki Private Ltd	—	893
Nisden Hong Kong	—	151
Shanghai Nissei Trading	—	3.066
Total	—	4.110

The receivables due from direct or indirect subsidiaries of “Nissei Electric Co. Ltd.” at the end of December 2006 amount to 2.494 thousand Euro, of which 246 thousand Euro was due from Nisden Hong Kong Limited, 1.169 thousand Euro for Shanghai Nissei Trading and 1.079 thousand Euro for Nissei Denki Privates.

Given the change in Group structure, these can no longer be classified as “Receivables from affiliated companies” and are therefore shown under “Receivables from customers”.

The balance of 4.110 thousand Euro due in 2005 related exclusively to commercial transactions involving products and services carried out at normal market conditions.

The assumptions being made regarding the collection of these receivables are explained in the paragraph on “Receivables due from customers”.

NOTE 23 - TAX CREDITS

This item mainly refers to a VAT credit of 1.190 thousand Euro for 2006 (1.751 thousand Euro in 2005). During first months of 2006 the VAT credit was used for payment of social security contributions.

NOTE 24 - DEFERRED TAX ASSETS AND LIABILITIES

The details are summarized below:

	12/31/2006			12/31/2005
	Temporary	Tax	Tax rate	Temporary	Tax	Tax rate
Deferred tax assets and liabilities	differences	effect	%	differences	effect	%
Deferred tax assets
Taxed provisions - deductible for IRAP and IRES	1.590	592	37.25%	1.736	647	37.25%
Taxed provisions-not deductible for IRAP but deductible for IRES	925	305	33.00%	664	219	33.00%
Representation expenses	6	2	37.25%	7	3	37.25%
Elimination of intercompany profits	—	1.176	37.25%	—	1.200	37.25%
Carry-forward tax losses	12.767	4.213	33.00%	14.929	4.927	33.00%
Foreign companies’ deferred tax assets	—	213		—	104	—
Total deferred tax assets		6.501			7.099

Deferred tax liabilities

Capital gains on disposal of fixed assets	698	-260	37.25%	2.017	-751	37.25%
Out-of-period income	11	-4	37.25%	39	-15	37.25%

Accelerated depreciation beyond 2006	1.530	-570	37.25%	1.531	-570	37.25%
Grants recorded but not yet received	2.130	-793	37.25%	2.130	-793	37.25%
Grants recorded but not yet received	84	-28	33.00%	84	-28	33.00%
Other income	59	-22	37.25%	25	-9	37.25%
Foreign companies’ def. tax liabilities	—	-765	—	—	-822	—
Total deferred tax liabilities		-2.442			-2.989
Net deferred tax assets		4.059			4.110

Deferred tax assets reflect the future tax benefits of timing differences between values shown in the balance sheet and the equivalent values recognized for tax purposes.

The figures also include 1.176 thousand Euro for 2006, and 1.200 thousand Euro for 2005, of deferred tax assets on elimination of unrealized intercompany profits at the end of the year.

Deferred tax assets on carry-forward tax losses refer to fiscal years  2002 and 2003. No credits were recognized for such tax losses in the years 2004, 2005 and 2006. With regards to the tax benefits for prior-year losses already recorded in the financial statements, the general guidance of which based on the forecasts made by the individual companies, is that there is reasonable certainty that these same companies will in future years have sufficient taxable income to absorb these losses within the period that they are deductible in accordance with tax law.

NOTE 25 - OTHER RECEIVABLES

This item is made up as follows:

Other receivables	12/31/2006	12/31/2005
Receivables due within 1 year
Due from employees	30	97
Due from factoring companies	7.005	9.979
Due from others	4.171	3.278
Total net receivables due within 1 year	11.206	13.354

Receivables due beyond 1 year
Tax credits	175	—
Due from employees	—	5
Guarantee deposits	88	348
Due from others	—	838
Total receivables due beyond 1 year	263	1.191
Total other receivables	11.469	14.545

The receivables due from employees primarily relate to loans provided to Company employees that are repayable in installments.

The receivables due from the factoring companies concern trade accounts receivable assigned and not yet due at year end. The decrease with respect to 2005 is mainly due to the fact that lower volumes of receivables were factored in 2006.

Receivables due from others include, both for 2006 and 2005, 2.187 thousand Euro related to the accrued portion of R&D grants approved by the Ministry of Productive Activities in connection with three applications for low-interest credit facilities presented under Law 46/82 by Arcotronics Industries. The research projects admitted for these benefits began in March 2002 and the last one was completed in March 2006. Forecast costs amounted to a total of 7.822 thousand Euro. The expense reports for all three projects were sent to the pertinent authorities between the end of 2005 and the beginning of 2006, so that they could verify them and pay the grants.

The item includes also advance payments to suppliers, receivable related to projects carried out by Arcotronics Technologies S.r.l. and Arcotronics Fuel Cells S.r.l. for the development of new fuel cell technologies, (353 thousand Euro in 2006) and receivables for amounts owed to Arcotronics Industries S.p.A. by Nissei Electric Co., Ltd relating to the sale of the shares of Nissei Electronics Industry (617 thousand Euro in 2006). The assumptions being made regarding the collection of these receivables are explained in note 20 “Receivables due from customers”.

The receivables due from others beyond 1 year in 2005, 800 thousand Euro, related to amounts owed by insurance companies to “Arcotronics Bauelemente GmbH”.

NOTE 26 - CASH AND CASH EQUIVALENTS

Details of this item are shown on the face of the balance sheet. These are temporary cash balances arising from collections at the end of the year.

NOTE  27 - ACCRUED INCOME AND PREPAID EXPENSES

On December 31, 2006 and 2005, these are made up as follows:

Accrued income and prepaid expenses	12/31/2006	12/31/2005
Accrued income
Interest	19	19
Other	271	272
Total accrued income	290	291

Prepaid expenses
Utilities	1	4
Lease installments	—	—
Insurance premiums	123	50
Rent	—	14
Financial discounts on foreign exchange transactions	—	55
Maintenance	79	—
Guarantee commissions	18	39
Other	69	20
Total prepaid expenses	290	182
Total accrued income and prepaid expenses	580	473

The prepaid insurance expenses relate to premiums paid in advance in 2006 pertaining to 2007.

NOTE 28 - EQUITY

Changes in the equity items are as follows (note 56)

Capital stock

	12/31/2006	12/31/2005
Capital stock	35.807	5.616

With regard to the agreements defined during the restructuring operation of the Arcotronics Group, on July 12, 2006 an extraordinary general meeting of Arcotronics Italia S.p.A. (“Parent Company”) was held, during which the then Sole Partner “Nissei Electric Co., Ltd” of Tokyo (“Nissei”), resolved to increase the capital stock, in cash and in various tranches, if necessary, up to a maximum of 39.000 thousand Euros, with no share premium, by issuing a maximum of 50.000 thousand million shares with a par value of 0.78 Euro each.

In the conclusive phase of the restructuring operation, following through with the agreements previously reached, on September 21, 2006, the new investor Blue Skye (Lux) S.a.r.l. (“New Investor”) after having acquired all of the 7.200 thousand shares representing the Company’s entire capital stock from Nissei, subscribed the authorized increase in capital stock for an amount of 30.191 thousand Euro, paying in this amount by offsetting an equal amount of the ex UFJ Bank Ltd. debt acquired from the Japanese finance company FAN Investment Co., Ltd.

After subscription and payment of the increase, the New Investor, again in execution of the agreements signed as part of the restructuring operation, sold a 20% interest in the capital stock of 9.181 thousand shares with a par value of 0.78 Euro each, for a total par value of 7.161 thousand Euro, to the Italian company Rainbow Holding S.r.l. (“Rainbow”) with registered office in Sasso Marconi, set up specifically for this purpose in February 2006 by certain managers of the Arcotronics Group. The transfer was made in exchange for a non-interest bearing shareholder contribution with no obligation for reimbursement for an amount of 500 thousand Euro, which Rainbow made to Arcotronics Italia S.p.A.

There is a pledge on all of the shares of the Parent Company, those of Arcotronics Industries SpA, and those of the UK companies Arcotronics Limited and Arcotronics Holding UK Ltd., registered on September 25, 2006 in favor of the “New Lender” to guarantee the following receivables that it is owed by the Company and by “Arcotronics Industries S.p.A.”:

a.            Receivables owed by the Parent Company

a.1 -  “Residual Credit A” for an amount of 12.000 thousand Euro;

a.2 -  “Residual Credit B” for an amount of 20.000 thousand Euro (see Note below);

a.3 – “ New Funding A” for an amount of 5.000 thousand Euro;

a.4 – “New Funding B” for a maximum amount of 5 million Euro (as of December 31, 2006 the New Funding “B”, which has the function of back-up funding for repayment of the past due installments of the Italian banks’ “Mortgage Loans”, was not used);

b.             Receivables owed by the subsidiary company Arcotronics Industries S.p.A.:

b.1 –  “New Funding A” for an amount of 15 million Euro.

Note: The pledges on the shares of the UK companies do not include the guarantee on the Residual Credit “B.”

Other reserves

These are made up as follows:

Other reserves	12/31/2006	12/31/2005
Extraordinary reserve	956	956
Capital contribution	500	—
Consolidation reserve	5	5
Translation reserve	-399	120

Total	1.062	1.081

The capital contribution arises from a loan of 500 thousand Euro by Rainbow to the Parent Company, as sunk capital with no obligation for reimbursement.

Retained earnings (losses)

Retained losses amount to 23.795 thousand Euro. The equivalent figure that appeared in the consolidated financial statements for the year ended December 31, 2005 was 7.728 thousand Euro. The increase of 15.260 thousand Euro comes from the allocation of the 2005 consolidated net loss, while 807 thousand Euro relates to the change in the scope of consolidation.

Net income (loss) for the year

The loss for the year ended 2005 is net of 4.496 thousand Euro according to the Resolution of the Shareholders’ Meeting held on July 28, 2005 to cover such amount through reduction of Capital Stock and utilization of Equity Reserve as follows:

Loss for the year:	(19.756)
Partial absorption according to the Resolution of Shareholders’ Meeting of July, 28, 2005	4.496
Residual loss in the equity account	(15.260)

NOTE 29 - PROVISIONS FOR RISKS AND CHARGES

Changes in these provisions for the year 2006 are as follows:

Provisions for risks and charges	12/31/2005	Change in scope of consolidation	Increases	Decreases	12/31/2006
Post-retirement benefits	3.918	-429	710	-945	3.254
Income taxes (current and deferred)	2.989	—	52	-599	2.442
Other provisions:
Product liability	569	—	176	-233	512
Consolidated provision for future risks and charges	336	-336	—	—	0
Total	7.812	-765	938	-1.777	6.208

Changes in these provisions for the year 2005 are as follows:

	12/31/2004	Increases	Decreases	12/31/2005
Post-retirement benefits	3.656	474	-212	3.918

Incomes Taxes (current & deferred)	3.190	148	-349	2.989
Other:
Product liability	963	—	-394	569
Consolidated provision for future risks and charges	336	—	—	336
Total	8.145	622	-955	7.812

For the year ended 2005 there was no change in consolidation area.

The provision for post-retirement benefits are represented by the pension fund set up by the German subsidiary Arcotronics Bauelemente GmbH calculated according to local legislation (2.324 thousand Euro in 2006, and 3.088 thousand Euro in 2005), the pension fund set up by Arcotronics Limited (UK) (551 thousand Euro in 2006, and 35 thousand Euro in 2005), Italian agents’ severance indemnities (258 thousand Euro in 2006, and 245 thousand Euro in 2005) and the foreign agents’ severance indemnities, provided for by contract (121 thousand Euro in 2006, and 121 thousand Euro in 2005).

As indicated in the accounting policies (note 3), similar to the approach taken by the Italian companies, the pension funds of the foreign companies were calculated and accounted for in the consolidated financial statements according to the legislation in force in the country of residence. With reference to Arcotronics Bauelemente GmbH, recalculation of the pension funds according to IAS 19 would have entailed recognizing a higher liability of 1.862 thousand Euro.

Starting in 2005, Arcotronics Limited changed its policy for recording pension fund liabilities, following a change in the UK accounting principle. From the year ended December 31, 2005, the UK subsidiary adopted IAS 19 for the sole purpose of preparing the Group’s consolidated financial statements, and the new method provided for in FRS 17, mandatory in the UK from 2005, for preparing financial statements for local purposes. IAS 19, which differs from FRS 17, adopted by the UK subsidiary in its UK statutory annual financial statements, anticipates the recording of the transitional liabilities, either by adjusting opening equity (an approach not permitted by Italian accounting principles) or, alternatively, by charging the income statement. As allowed by IAS 19, the Company decided to record the impact of first-time adoption, a total of 3.352 thousand Euro, by charging the income statement in equal installments over a five-year period starting from the year ended December 31, 2005. The 2006 income statement therefore includes an extraordinary expense of 668 thousand Euro. The residual liability not recorded at the end of the year amounts to

2.016 thousand Euro in 2006 and 2.684 thousand Euro in 2005.

The following assumptions were made in calculating the liability based on IAS 19:

Demographic assumptions:

•             Mortality Rate: calculated according to the demographic-actuarial tables available, distinguishing between males and females;

•             The age of the employees on the date of retirement is 65 years;

Actuarial assumptions:

•             Expected rate of growth in wages and salaries: 4.65% in 2006 / 4.25% in 2005;

•             Annual inflation rate: 3.15% in 2006 / 2.75% in 2005;

•             Discount rate: 5.15% in 2006 / 5.00% in 2005;

•             Rate of return on pension plan assets: 6.54 % in 2006 / 6.50% in 2005;

Changes in the liability of the UK subsidiary’s pension fund are as follows:

	12/31/2006	12/31/2005
Present value of the liability at the start of the year	(35)	512
Cost of employee service in current year	(103)	(112)
Financial charge	(389)	(384)
Expected rate of return on pension plan assets	339	255
Transitional portion of the liability	(680)	(668)
Contributions for the year	317	362
Present value of the liability at the end of the year	(551)	(35)

The subsidiary did not exercise its right to apply the “corridor method” to actuarial gains or losses, which are charged directly to the income statement.

Details of the items making up the provision for income taxes (current and deferred) of 2.442 thousand Euro in 2006 (2.989 thousand Euro in 2005) are provided in the section of these notes on tax credits (in the table that shows the breakdown of deferred tax assets and liabilities).

The provision for product liability was set up to cover liabilities that could emerge as a result of damages to third parties caused by the Company’s products, as well as to cover potential warranty charges on sales made during the year.

The “Consolidated provision for future risks and charges” was set up to cover expected losses for completion of the reorganization and restructuring of Shanghai Nissei Electric (336 thousand Euro). This provision is no longer recorded in the financial statements for the year ended December 31, 2006 since the Group no longer has to incur any expenses for this company as it no longer forms part of the scope of consolidation.

NOTE 30 - STAFF SEVERANCE INDEMNITIES

Changes during the year were as follows:

Staff severance indemnities	2006	2005
Beginning balance	21.154	20.140
Charge for the year	2.982	3.025
Indemnities paid during the year	-3.638	-2.011
Ending balance	20.498	21.154

The balance at year end represents the effective amount owed by Italian Group companies to their employees on the books at the year-end, net of any advances paid.

PAYABLES

Changes in payables during the year are as follows, item by item:

NOTE 31 – PAYABLES DUE TO BANKS AND OTHER SOURCES OF FINANCES

These are made up as follows:

			12/31/2006
Bank borrowings	Due date	Interest rate	Total	1 year	5 years	after
Short-term debt:
1. Current accounts and advances on notes subject to collection			3.470	3.470	—	—
2. Advances on trade receivables and exports			18.072	18.072	—	—
Sub-total			21.542	21.542	0	0

Medium and long-term debt:

1. Banca Nazionale del Lavoro EIB	09/15/2006	var 4.1%	0	0	0	—
2. SAN PAOLO-IMI EIB	09/15/2007	6.90%	785	785	0	—
3. SAN PAOLO-IMI and CA.RIS.BO. EIB	06/15/2009	var. 3.5%	1.614	646	968	—
4. SAN PAOLO-IMI “FRA” LEX46/82	01/01/2010	1% 6m	926	365	561	—
5. EFIBANCA	12/31/2014	var. 4%	1.070	0	401	669
6. UNICREDIT BANCA D’IMPRESA	12/31/2014	var 4%	7.343	0	2.742	4.601
7. BANCA INTESA SPA	12/31/2014	var. 4%	2.580	0	971	1.609
8. CARISBO-SAN PAOLO	12/31/2014	var. 4%	1.168	0	532	636
9. BANCA MARCHE S.p.A.	12/31/2014	var 4%	535	0	201	334
10. FORTIS BANK	12/31/2014	var. 4%	535	0	201	334
11. BANCA NAZIONALE DEL LAVORO	12/31/2014	var. 4%	219	0	83	136
12. BIPOP CARIRE SPA	12/31/2014	var. 4%	207	0	77	130
13. BANCO POPOLARE DI VERONA E NOV	12/31/2014	var. 4%	256	0	0	256
14. H.V.B. (Germany)	06/30/2009		250	50	200	0
15. BANK OF EAST ASIA (China)		5.76%	681	681	0	0
16. HACHIJUNI BANK (BANK 82) Japan	05/31/2007	var. 2.7%	0	0	0	0
Total			18.169	2.527	6.937	8.705
			39.711	24.069	6.937	8.705

EIB = European Investment Bank

			12/31/2006
Due to other sources of finance		Interest	Total	1 year	5 years	>5 years
Medium and long- term debt:
1. FAN INVESTMENT CO, LTD. - JAPAN			0	0	0	—
2. PEGASO FIN. S.a.r.l.-“RESIDUAL CREDIT A”	09/26/2012	4.6%	12.147	0	0	12.147
3. PEGASO FIN. S.a.r.l - “RESIDUAL CREDIT B”	09/26/2010	5.6%	20.299	0	20.299	—
4. PEGASO FIN. S.a.r.l..-“New Funding A”	09/26/2011	8.6%	20.483	0	20.483	—
5. M.I.CA. “F.IT.”2261LEX46/82	09/27/2008	4.11%	179	88	91	—
6. M.I.CA “F.I.T” 2317 LEX 46/82	11/25/2008	4.11%	289	142	147	—
7. M.A.P. “Fl,T,”894LEX46/82	05/26/2013	0.816%	1.855	0	1.104	751
8. M.AP “FIT.”895LEX46/82	05/26/2013	0.816%	1.061	0	631	430
9. M.AP. F.I.T.,898LEX46/82	05/31/2013	0.816%	1.158	0	689	469
10. Finanz. Fondo Pensione Gmbh			728	—	728	—
Total due to other sources of finance			58.199	230	44.172	13.797

			Interest	12/31/2005
Bank Borrowings		Due Date	Rate	Total	1 year	5 years	after
Short Term Debt

1.	Current accounts and advances on notes subject to collection			6.720	6.720	—	—
2.	Advances on Trade Receivables and exports			28.492	28.492	—	—
3.	Receivables short term UFJ			0	—	—	—
Sub-total				35.212	35.212	0	0

Medium and long term debt

1.	Banca Nazionale del Lavoro EIB	15.09.2006	var. 3.1%	533	533	—	—
2.	SANPAOLO-IMI EIB	15.09.2007	6.90%	1.880	1.095	785	—
3.	SANPAOLO-IMI E CA.RIS.BO. EIB	15.06.2009	var. 2.8%	2.582	968	1.614	—
4.	SANPAOLO-IMI “F.R.A.” LEX 46/82	01.01.2010	1% sem	1.283	357	926	—
5.	EFIBANCA (POOL)	20.12.2006	var. 3.7%	2.840	2.840	—	—
6.	U.F.J. BANK LIMITED - JAPAN		var. 2.1%	0	—	—	—
7.	B.T.V (Germanla)	30.06.2009		699	198	501	—
8.	Banca Popolare di Verona e Novara	30.09.2009	3,477%	250	—	250	—
9.	Bank of East Asia (China)	01.10.2006	5.76%	1.510	1.510	—	—
10.	HACHIJUNI BANK (BANK 82 JPN)	31.05.2007	var. 2.7%	681	480	201	—
Sub-total in thousand of Euro				12.258	7.981	4.277	0
Total Bank Borrowing				47.470	43.193	4.277	0

EIB = European Investment Bank

			Interest	12/31/2005
Due to other sources of finance		Due Date	Rate	Total	1 year	5 years	after
Medium and long-term debt
1.	FAN INVESTMENT CO., LTD. - JAPAN			70.329	14.876	11.375	44.078
2.	M.I.C.A. “F.I.T.” 2261 LEX 46/82	27.09.2008	4.11%	263	84	179	—
3.	M.I.C.A. “F.I.T.” 2317 LEX 46/82	25.11.2008	4.11%	425	136	289	—
4.	SIMEST LEX 394/81	15.08.2005	2.21%	—	—	—	—
5.	SANPAOLO LEASINT	20.01.2008	var.	873	395	478	—
6.	MEDIOCREDITO FONDIARIO	26.06.2006	var.	558	558	—	—
7.	LOCAFIT	01/08/2007	var.	541	308	233	—
8.	LOCAT	01/10/2007	var.	459	226	233	—
9.	LOCAFIT	01/04/2007	var.	385	273	112	—
10.	INTESA LEASING	23/08/2008	var.	415	173	242	—
11.	BANCA ITALEASE	15/06/2008	var.	312	140	172	—
12.	BANCA ITALEASE	15/11/2009	var.	777	222	555	—
13.	LEASIMPRESA	15/11/2008	var.	532	179	353	—
14.	LEASING GIAPPONE			134	108	26	—

Total due toother sources of finance				76.003	17.678	14.247	44.078

As of December 31, 2006, the balances are as follows:

			12/31/2006				Balance at
Payables under finance leases	Due date	Interest	Total	1 year	5 years	>5 years	12/31/2005
Short-, Medium- and Long-term debt:
1. SAN PAOLO LEAS INT	07/01/2011	4%	723	67	656	—	873
2. MEDIO CREDITO FONDIARIO	12/31/2009	4%	323	25	298	—	558
3. LOCAFIT	02/01/2011	4%	442	43	399	—	541
4. LOCAT	04/22/2011	4%	374	43	331	—	459
5. LOCAFIT	12/01/2010	4%	321	31	290	—	385
6. INTESA LEASING	09/23/2012	4%	386	41	345	—	415
7. BANCA ITALEASE	04/01/2012	4%	290	32	258	—	312
8. BANCA ITALEASE	05/01/2013	4%	662	74	588	—	777
9. LEASIMPRESA	12/20/2012	4%	480	52	428	—	532
10. LEASING GIAPPONE			—	—	—	—	134
Total due to other sources of finance			4.001	408	3.593	—	4.986

Most of the changes indicated in this note and the definitions used are explained in note 56.

The decrease in short-term bank borrowings during 2006 year, of 19.124 thousand Euro, includes the portion of short-term borrowings of 13.454 thousand Euro that were consolidated and transformed into medium-term unsecured loans under the Banking Agreement.

It is worth remembering that Arcotronics Italia S.p.A provides administrative and financial services to all of the Italian Group companies: Arcotronics Industries S.p.A., Arcotronics Hightech Srl and Arcotronics Technologies S.r.l.

Considerable emphasis was given in the introduction to these notes to the conclusion of the financial restructuring operation that hinged on the assignment at a discount of the receivables owed to UFJ Bank Limited (now Bank of Tokyo-Mitsubishi UFJ following the merger at the beginning of January 2006) by the Arcotronics Group, above all by Arcotronics Italia S.p.A., the Parent Company.

The UFJ Bank Debt was later purchased at the end of 2005 by the Japanese finance company FAN Investment Co., Ltd which later, in January 2006, reached an agreement to assign the credit to Arcotronics Italia S.p.A. or to another company indicated.

On September 21, 2006, after the executive contracts of the FAN Master Agreement were signed, the entire ex-UFJ Bank debt of JPY 9.3 billion were purchased by the New Investor.

The rate of exchange applied to translate the ex-UFJ Bank debts into Euro is the rate established on September 19, 2006, in accordance with the agreement between Blue Skye and Arcoltalia for the increase in capital and renewal of the residual receivable signed on September 21, 2006, JPY 148.81 for 1 Euro. In the previous year’s financial statements for 2005, the exchange rate used to translate the debt was the rate ruling on December 31, 2005, JPY 138.9 for 1 Euro. Translation of the ex-UFJ Bank debt into Euro at the exchange rate ruling on September 19, 2006 gave rise to an exchange gain of 4.432 thousand Euro, which was recorded to financial income in the 2006 financial statements.

The following table shows the receivables purchased by the New Investor and the financial transactions that took place after the purchase as regulated by the executive contracts of the four main restructuring agreements:

	12/31/2006		12/31/2005
	JPY (millions)	Euro	JPY (millions)	Euro
FAN Investment receivables due from Arcotronics Italia SpA	—	—	9.156	65.958
Surrogate receivables due from Arcotronics Limited UK	—	—		4.371
Arcotronics France and Shanghai Nissei Electric	—	—

FAN Investment Co., Ltd receivables on 12/31/2005				70.329
Change in the scope of consolidation and reduction of the debt of the former subsidiary Shangai Nissei Electric Fan Investment Co. receivables after change in scope of consolidation				-1.296

				69.033

New Investor:
Purchase of the ex-UFJ Bank debt	9.156	61.526
Interest due up to September 06 net of withholding tax	99	665
Purchase of surrogate receivables due from Arcotronics Limited UK and Arcotronics France Sarl	459	3.084
Interest due on the surrogate receivables		281
Total receivables acquired	9.714	65.556
- Assignment to Arcotronics Italia S.p.A. of surrogate receivables for subsequent conversion into capital stock		-3.365

Total receivables left with the New Investor		62.191

Exchange gain with respect to year-end December 31, 2005 on the Arcotronics Italia S.p.A. operations		4.432

Financial transactions at the same time as the purchase

Receivables renewed and assigned to the New Lender		32.000
Increase in capital		30.191
Total subsequent financial transactions		62.191

The receivables renewed and assigned to the New Lender are subdivided into two tranches: the “Residual Credit A”, 12.000 thousand Euro, and the “Residual Credit B”, 20.000 thousand Euro.

 As mentioned previously, the Recovery Plan envisages the conversion of this amount into capital stock, if certain financial parameters are satisfied.

On December 31, 2006, the interest due on the “Residual Credit A” and “Residual Credit B” amounted to 147 thousand Euro and 299 thousand Euro, respectively.

The New Lender also issued a loan, called “New Funding A” amounting to 20.000 thousand Euro, 5.000 thousand Euro in favor of Arcotronics Italia S.p.A. and 15.000 thousand Euro in favor of Arcotronics Industries S.p.A.

As security for the “New Funding” (“New Funding A” and “New Funding B”), mortgages have been registered in favor of the New Lender on the buildings owned by “Arcotronics Industries S.p.A.” and “Arcotronics Hightech S.r.l.” The mortgages have a lower priority than those registered in favor of Banca San Paolo-IMI (now Intesa-San Paolo) as security for existing mortgage loans.

Reference should also be made to note 56 for an explanation of the characteristics of these loans. At the end of December 2006, the interest due on the “New Funding A” amounted to 459 thousand Euro.

The Banking Agreement for the Italian companies of the Arcotronics Group (Arcotronics Italia S.p.A., Arcotronics Industries S.p.A., Arcotronics Hightech S.r.l. and Arcotronics Technologies S.r.l.)

The Banking Agreement was signed on September 13, 2006 and is explained in note 56.

The financial transactions envisaged in the Banking Agreement concern the amount that the Group owed to the Italian banking system as of May 31, 2005, the date of the financial situation that was the basis of discussions at the initial meetings between the Company, the Advisor (Mediobanca), the then potential investor, and the Italian Banks.

The following table shows the financial transactions carried out by the Italian banks in favor of the Italian companies of the Arcotronics Group based on the Banking Agreement compared with the amount of debt (excluding the ex-UFJ Bank loans) as of December 31, 2006 and 2005:

	12/31/2006		12/31/2005
Type of debt	Lines of credits	Drawdowns	Drawdowns
- Revolving lines of credit	25.000	21.542	32.572
- Unsecured loans (including interest)	—	13.913	2.840
- Mortgage loans	—	2.399	4.994
- Facilitated loans	—	5.468	2.221
- Lease contracts (principal)		4.001	4.852
Total debt (excluding ex-UFJ Bank loans)	25.000	47.323	47.479

Other lines of credit (Italian banks)	2.966	1.003	2.080

2.840 thousand Euro of the unsecured loans relate to the syndicated loan managed by Efibanca and 10.614 thousand Euro, in addition to 459 thousand Euro of interest, relate to the financial portions of current accounts and the revolving lines of credit outstanding as of May 31, 2005. The principal amount of 13.454 thousand Euro was consolidated as medium-long term debt (unsecured loans), which enjoy a three-year grace period and are reimbursable in six-month installments from December 31, 2009 to December 31, 2014. These loans accrued floating-rate interest at six-month Euribor +0.5% for 2006 and 2007, with a cap of 4% up to June 30, 2007. For subsequent years, floating-rate interest accrues at six-month Euribor +1%.

Floating-rate interest accrues at six-month Euribor +1% for 2006 and 2007, with a cap of 4% up to June 30, 2007, on the revolving lines of credit, which as of December 31, 2006 had been drawn down for 20.209 thousand Euro. For subsequent years, floating-rate interest accrues at six-month Euribor +1%.

Interest accrued on the revolving lines of credit and on the unsecured loans amounts to 872 thousand Euro and 475 thousand Euro, respectively, which under the Banking Agreement (being deferred interest) will be capitalized after the option is exercised, with 50% paid on June 30, 2008 and the balance paid on June 30, 2009.

The mortgage loans and credit facilities were not subject to restructuring, so the decrease during the year is due entirely to repayments in 2006.

With regard to the mortgage loans, after the disbursement of the “New Funding A”, the past due installments still outstanding were repaid in October 2006:

•                      The Banca Nazionale del Lavoro was repaid the installments that became due on September 15, 2005, March 15, 2006 and September 15, 2006 for total principal of 533 thousand Euro, extinguishing the loan taken out with EIB funds in 1996;

•                      Banca SanPaolo-CARISBO (now Intesa-SanPaolo) was repaid the installments that became due on September 15, 2005, March 15, 2006 and September 15, 2006 for total principal of 1.094 thousand Euro, extinguishing the loan taken out with EIB funds in 1997;

•                      Banca SanPaolo-IMI (now Intesa-SanPaolo) was repaid the installments became due on December 15, 2005 and June 15, 2006 for total principal of 646 thousand Euro relating to the loan taken out with EIB funds in 1999.

With regards to this last loan, the installment due on December 15, 2006 (principal of 322 thousand Euro) has been paid.

Two six-month installments of the San Paolo-IMI FRA facilitated loans under L. 46/82 were repaid in January and July 2006 for a total of 357 thousand Euro.

For the loan made based on Law 46/82 ex “F.R.A.”, a guarantee was given by Nissei Electric Co., Ltd. of Tokyo, and these are now being replaced by the New Investor in accordance with the “Nissei Master Agreement”.

 Movements relating to the foreign Group companies are summarized below:

In early 2006, Arcotronics Bauelemente GmbH extinguished the original loan of 1.000 thousand Euro negotiated in previous years with the German bank B.T.V. in connection with the purchase of machinery for the production of capacitors for an amount of 699 thousand Euro as of December 31, 2005.

In August 2006, the Arcotronics Bauelemente GmbH negotiated a new loan with HV.B. for a maximum of 500 thousand Euro with a duration of 60 months to be repaid in six-month installments up to the due date on June 30, 2009. The sum drawn down as of December 31, 2006 was 250 thousand Euro. This loan accrues interest at Euribor +0.9%.

As for the extinguished loan, a lien was offered on the company’s production machinery as collateral for the new loan.

The loan which the Japanese company Nissei Electronics Industry Co., Ltd (head office in Nagano, which left the scope of consolidation on December 31, 2006) obtained from Hachijuni Bank Ltd. (Bank 82) in 2005 for JPY 250 million (1.800 thousand Euros), with a residual value of 681 thousand Euro as of December 31, 2005, was extinguished in August 2006 on the basis of the agreements for the separation of the Arcotronics and Nissei Groups.

At the same time the Japanese Bank released the guarantee that it had been given by Arcotronics Italia S.p.A.

Due to other sources of finance

In addition to the various amounts due to the “New Lender” (Residual Credit B, New Funding A, New Funding B), the amounts due to other sources of finance pertain to medium/long-term loans with low interest rates negotiated with the MAP - the Ministry of Productive Activities (the former M.I.C.A. - Ministry of Industry and Commerce).

The September and November 2006 installments of the credit facilities granted by MICA (now MAP) under Law 46/82 were repaid for total of 220 thousand Euros.

The other loans obtained from M.A.P., and shown in the summary table above, concern three research and development projects admitted by the Ministry for Productive Activities under favorable terms as per law 46/82 for the Technological Innovation Fund (F.I.T.). The projects regard three specific fields of research for which the MAP issued three distinct grant decrees at the end of May 2005:

1.           “Ultrathin film metallization and special treatments on plastic film” (Metallization), which was terminated at the beginning of 2006 with eligible costs of 3.570 thousand Euro. The project was financed by Decree 894 and the payment of 1.855 thousand Euro received in May 2006 was 90% of the credit facility granted by the MAP.

2.           “High-capacity energy accumulators” (Batteries), which was terminated in 2005 with eligible costs of 1.965 thousand Euro. The project was financed by Decree 895 and the payment of 1,061 thousand Euros received in February 2006 was 90% of the credit facility granted by the MAP.

3.           “The study and development of plastic film capacitors suitable for heavy duty applications and construction of the machines needed to produce them” (Automotive), which was terminated in 2005 with research costs eligible for benefits of 2.144 thousand Euro. The project was financed by Decree 898 and the payment of 1.158 thousand Euro received in April 2006 was 90% of the credit facility granted by the MAP.

All of these loans have the same characteristics: a special rate of 0.816%, a three-year grace period, and a repayment period with five fixed annual installments with the last one due in May 2013.

The sinking fund grants approved by the MAP will presumably be paid during the first six months of 2007 as the Ministry has to have sufficient liquidity to make them.

Lease contracts:

The Banking Agreement also provides for an agreement with the finance companies which activated lease contracts with the Arcotronics Group.

Supplementary agreements were made to the original contracts for a 42-month extension to the last contractual due date. The principal amounts that were still outstanding at December 31, 2005 were divided over the new repayment period and the interest on the new lease payments was recalculated with a maximum of 4%.

In October 2006, after disbursement of the New Funding by the New Lender, the lease installments that were past due in the first nine months of 2006 were paid in a lump sum. The total amount paid for principal and interest was 985 thousand Euros.

The lease contract stipulated by Nissei Electronics Industry Co., Ltd., which amounted to a payable of 134 thousand Euro at the end of 2005, no longer exists in 2006 following the change in the scope of consolidation which excluded it and Shanghai Nissei Electric Co., Ltd.

NOTE 32 - ADVANCES

Advances amount to 1.766 thousand Euro in 2006 (4.156 thousand Euro in 2005) and, primarily relate to advance payments on account from customers for deliveries of machinery. The decrease in 2006 with respect to 2005 is mainly due to sales agreements with different financial characteristics to those outstanding at December 2005, and to lower sales volumes.

NOTE 33 - PAYABLES DUE TO SUPPLIERS

This item is made up as follows:

Payables due to suppliers	12/31/2006	12/31/2005

Payables due to suppliers	29.818	31.854

Payables due to suppliers in 2006 include trade payables due to the Nissei Group for an amount of 2.992 thousand Euro. In 2005, when Nissei controlled the Arcotronics Group, these payables amounted to 3.703 thousand Euro and were classified under “Payables due to Parent Company” for 3.689 thousand Euro, and “Payables due to affiliates” for 14 thousand Euro.

Taking into account these factors and the change in the scope of consolidation, which amounts to 744 thousand Euro, the actual decrease in payables due to suppliers amounts to 4,286 thousand Euro, attributable principally to the Italian companies Arcotronics Technologies and Arcotronics Hightech. The balance as of December 31, 2006 includes payables for fees due to financial, legal and management consultants, for consulting services provided during the course of the financial restructuring, amounting to 2.793 thousand Euro. 1.304 thousand Euro were included as of December 31, 2005.

As of December 31, 2006, the payables to suppliers past due for more than 30 days amount to 4.333 thousand Euro, a decrease of 1.000 thousand Euro compared with the previous year.

NOTE 34 - PAYABLES DUE TO PARENT COMPANY

The composition of payables due to parent companies is as follows:

Payables due to parent company within 1 year	12/31/2006	12/31/2005

Nissei Electric Co., Ltd. - Tokyo	—	3.689
Blue Sky, Lux S.ar.l.	1.291	—
Total	1.291	3.689

The payables due to Nissei Electric Co. Ltd at the end of December 2006 amount to 2.992 thousand Euro. As a result of the change in the Group structure, these payables can no longer be classified as “Payables due to Parent Company,” so they are shown under “Payables due to suppliers.” The payables in 2005 amounted to 3.689 thousand Euro and related exclusively to commercial relationships for the provision of goods and services, carried out at normal market conditions.

The 1.291 thousand Euro of payables due to Blue Skye Lux S.a r.l., relates to a debit note issued by this company for legal, tax and management consulting services provided as a part of the restructuring operation, which were subsequently charged to Arcotronics Italia S.p.A.

NOTE 35 - PAYABLES DUE TO AFFILIATES

These are current payables and are made up as follows:

Payables to affiliates	12/31/2006	12/31/2005

Shanghai Nissei Trading	—	14

For the same reasons indicated in the previous note, the payables due to the former Chinese affiliate “Shanghai Nissei Trading,” which at the end of December 2006 amounted to 2 thousand Euros, are indicated under “Payables due to suppliers.”

NOTE 36 - DUE TO THE TAX AUTHORITIES

This item is made up as follows:

Due to the tax authorities	12/31/2006	12/31/2005
Within 1 year
Income taxes	1.632	2.776
Payroll withholding taxes	4.841	6.417
Other taxes payable	—	37
Total payables due to the tax authorities within 1 year	6.473	9.230

The income taxes due are IRAP (regional tax on business activities) for 1.516 thousand Euro in 2006 (2.454 thousand Euro in 2005), and income tax due by foreign companies which have payables of 116 thousand Euro (322 thousand Euro in 2005).

The item “payroll withholding taxes” includes 3.759 thousand Euro as residual IRPEF (personal income tax withholding) due to the tax authorities for the first quarter of 2006.

Tax years that are considered closed for the merged company “Arcotronics Italia SpA” are those up to December 31, 2001, except for the year ended December 31, 1989, but only for the matters mentioned in the assessment notice sent to the Company. The appeal which the Company presented before the Provincial Tax commission was heard on 02/23/2001 and the outcome was favorable for the Company.

NOTE 37 - PAYABLES DUE TO SOCIAL SECURITY INSTITUTION

The amounts due, as of December 31, 2006, to INPS (National Social Security Institute) include 17.839 thousand Euro for amounts due to INPS for the last quarter of 2004, all of 2005, and the period January-September 2006. These payables also form part of the liabilities that the Company and other Italian companies in the Arcotronics Group were unable to honor as of the respective deadlines due to the financial stress that arose with the Banks before and during the restructuring.

For this reason, already during 2005, the companies in the Arcotronics Group had various contacts and meetings with the territorial offices of INPS to obtain a deferment of the debt accumulated up to the end of the restructuring operation. In a letter sent on February 13, 2006, the Arcotronics Group companies concerned asked for the outstanding overdue liabilities to be divided into 60 monthly installments, as envisaged in the INPS procedure for the collection of claims, applying reduced penalties and default interest, as provided for in the procedures reserved for companies in a state of crisis.

In a subsequent letter dated March 13, 2006, the Parent Company repeated these requests, also on behalf of the other Group companies, asking INPS to inform them of any potential impediments which might prevent its requests being granted.

In a letter dated March 23, 2006, the Bologna Office of INPS informed the Parent Company of the conditions needed to be granted deferred payment in installments and concluded by stating that “...Once it has been verified that the necessary conditions exist, there would be no impediment to granting a deferment of the liability in 60 monthly installments.” These conditions include, in particular, regular payment of the portion of social security contributions deducted from employees’ wages and salaries. On this matter, in its letter of March 23, 2006, the INPS office of Bologna confirmed that the Group companies seeking deferment of their social security liabilities had always respected this condition.

Starting with the payroll for the month of October 2006, the companies in the Arcotronics Group again began regular payment of contributions to INPS payments according to the official deadlines, thus activating the above procedure, returning to a “continuous payment cycle”.

The process of rescheduling the liability to INPS and issuing the related payment advises is currently being completed, and the procedure for dividing into installments is expected to be completed by December 31, 2007.

As a result, this payable also includes interest of 213 thousand Euro, calculated at an interest rate of 2.5%, and late payment penalties of 218 thousand Euro, at the reduced rates for 2004 and 2005. Accrued interest of 454 thousand Euro and late payment penalties of 237 thousand Euro have been recorded for the first nine months of 2006.

On the date these notes were prepared, INPS had not yet formally admitted the Group companies to the deferral procedure, though it has expressed a favorable opinion on several occasions. The Parent Company is carrying out a negotiation in order to obtain facilitated interest rate.

NOTE 38 - OTHER PAYABLES

The item is made up as follows:

Other payables	12/31/2006	12/31/2005

Due to employees for wages and salaries	5.040	5.760
Due to employees for travel	94	31
Provision for exchange differences	—	135
Miscellaneous	463	973
Total	5.597	6.899

The item “Miscellaneous” includes, as of December 31, 2006, future notes of credit to be issued to customers, amounting to 60 thousand Euro, amounts accrued for the Emilia Romagna Region, amounting to 100 thousand Euro, and amounts due to labor unions in connection with the December payroll amounting to 18 thousand Euro.

The item “Miscellaneous” includes, as of December 31, 2005, future credit notes to be issued to customers, amounting to 180 thousand Euro, payables to factoring companies amounting to 163 thousand Euro, and other payables of Nissei Electronics Ind. amounting to 213 thousand Euro.

NOTE 39 - ACCRUED EXPENSES AND DEFERRED INCOME

As of December 31, 2006 and 2005, these are made up as follows:

Accrued expenses	12/31/2006	12/31/2005

Interest payable on medium/long-term loans	45	159
Interest payable on short-term debts	—	294
Misc. interest payable	159	53
Other	475	416
Total	679	922

NOTE 40 - MEMORANDUM ACCOUNTS

Endorsement guarantees given – This item includes the guarantees given for the liabilities and other obligations of other entities:

Guarantees – The principal guarantees, as shown in the table at the foot of the balance sheet, are as follows:

Guarantees provided:	Description of the Guarantee	12/31/2006	12/31/2005

In favor of third parties for Parent Company:

Nissei Electric Co., Ltd	Guarantee of UFJ Bank loans	—	27.541

Total guarantees in favor of Parent Company		—	27.541

In favor of third parties for subsidiaries:

Arcotronics Technologies S.r.l.	Taking over lease contract	809	934
Arcotronics Technologies S.r.l.	Guarantee of bank lines of credit	450	1.276
Arcotronics Hightech S.r.l.	Guarantee of lines of credit	180	1.518
Arcotronics Hightech S.r.l.	Guarantee for lease contract	2.326	2.743
Arcotronics France S.a.r.l.	Guarantee of bank lines of credit	1.296	1.296
Arcotronics Industries SpA	Guarantee of lines of credit	1.711	816
Arcotronics Fuel Cells S.r.l.	Insurance guarantee	324	71

Total guarantees in favor of subsidiaries		7.096	8.654

In favor of third parties:
Revenue Agency	VAT rebate and other tax matters	5.585	5.585
Municipality of Monghidoro	Balance of urbanization charges	26	26
Misc.	Utilities	111	57

Bills		—	7
Total guarantees in favor of third parties		5.722	5.675
Total guarantees		12.818	41.870

The amount of the guarantees provided on behalf of the former Parent Company Nissei Electric Co., Ltd, indicated in the 2005 column, related to the commitments assumed with “U.F.J. Bank Limited” of Tokyo regarding the financing contract of JPY 7.9 billion. A pledge contract was entered into for that guarantee, with pledges on 87.5% of the shares of the subsidiary Arcotronics Industries SpA, offered as a guarantee for the loan and a lines of credit granted by that bank to the former Parent Company Nissei Electric Co., Ltd. of Tokyo, for a maximum of JPY 6.5 billion. The amount drawn down by the Japanese company as of December 31, 2005 was JPY 3.8 billion (27.541 thousand Euro), as indicated in the “Memorandum Accounts.”

Regarding the “financial restructuring” (note 56), the credit resulting from the financing contract was acquired, together with other claims held by the Japanese Bank, by the New Investor, who converted a substantial part of them into capital stock of the Company, rescheduled the remainder and then transferred them to the New Lender.

As a guarantee for the rescheduled claims now held by the New Lender, pledge contracts have been entered into with pledges on the shares of the Parent Company and on the shares of the subsidiaries Arcotronics Industries S.p.A., Arcotronics Limited and Arcotronics Holding UK Limited.

The guarantees granted in favor of third parties relate principally to two insurance guarantees provided in favor of the tax authorities for two separate rebates of VAT credits which arose following the spin-off of Arcotronics Industries S.p.A. in January 2003 (as discussed in note 11). The guarantees provided have a duration of three years in accordance with the law. The first, for an amount of 2.871 thousand Euro, relating to the first of these rebates, will expire on March 31, 2007. The second, for 2.622 thousand Euro, will expire on November 30, 2008.

Note endorsements – As of December 31, 2006, Group Companies had not endorsed any notes.

Other guarantees – As of December 31, 2005, this item included recourse obligations for notes discounted but not yet expired at the date of the financial statements, for a total of 7 thousand Euro.

Commitments for off-balance sheet transactions -

As of December 31, 2006, two derivative agreements (Interest Rate Swaps) exist to hedge interest rate risk on a portion of the payables due to banks as of December 31, 2006, by purchasing the fixed rate and selling the floating rate linked to 6-month Euribor.

The following are the details of the Interest Rate Swaps outstanding as of December 31, 2006:

				Fair Value
Bank	Instrument	Notional	Maturity	as of December 31, 2006

Banca lntesa	Interest Rate Swap	2.000	03/26/2007	-25
Unicredit Banca	Interest Rate Swap	530	04/01/2008	4

As of December 31, 2006, there were no outstanding derivatives in foreign currencies.

As of December 31, 2005, the following are the details of the Interest Rate Swaps outstanding:

				Fair Value
Bank	Instrument	Notional	Maturity	as of December 31, 2005

Banca lntesa	Interest Rate Swap	2.000	03/26/2007	-62
Banca Intesa	Interest Rate Swap	5.000	05/18/2006	-22
Unicredit Banca	Interest Rate Swap	841	04/02/2008	-22

As of December 31, 2005, the following are the details of the foreign currency forward contracts:

Bank	Contract Description	Currency	Notional	Nominal value (Euro)	Due date	Unrealized Gain/Loss at December 31, 2005

Unicredit	Forward sales	U$D	11,000	9,324	various	-196
Unicredit	Forward sales	Yen	287,000	2,078	3/31/2006	127
Unicredit	Forward purchases	Yen	-287,000	-2,078	3/31/2006	-139

The valuation of these forward currency contracts at year end exchange rates (December 31, 2005) has caused an exchange rate loss of 198 thousand Euro, recorded in the income statement in the line item “exchange losses” and as a decrease in the balance sheet line item “client receivables.” Due to the valuation of forward currency purchases at the forward exchange rates, commitments for off-balance sheet transactions arose amounting to 8.838 thousand Euro, recorded in the line item “Memorandum accounts” within “Commitments for off-balance sheet transaction”.

The options shown below are not included in Memorandum accounts as of December 31, 2005.

As of December 31, 2005, the following are details of the options are:

Bank	Contract	Contract Date	Nominal Value (USD)	Due Date	Strike	Knock Out	Fair Value (€)
BIPOP	Call	9/27/2005	2,000	6/28/2006	1.2050	1.3800	29
BIPOP	Call	12/2/2005	1,000	7/27/2006	1.1590	1.3000	17
BIPOP	Call	12/15/2005	2,000	8/29/2006	1.1950	1.3200	19
BIPOP	Call	9/27/2005	2,000	9/28/2006	1.2050	1.3900	33
BIPOP	Call	11/28/2005	1,000	10/27/2006	1.1690	1.3200	14
BIPOP	Call	11/28/2005	1,000	11/28/2006	1.1690	1.3200	13
BIPOP	Call	12/20/2005	500	11/28/2006	1.2050	1.2900	1
BIPOP	Call	10/20/2005	2,000	12/20/2006	1.1950	1.3900	37
BIPOP	Call	12/20/2005	500	12/20/2006	1.2050	1.2900	1
		Total	12,000				164

Bank	Contract	Contract Date	Nominal Value (USD)	Due Date	Strike	Fair Value (€)
BIPOP	Put	9/27/2005	1,500	6/28/2006	1.1900	(32)
BIPOP	Put	9/27/2005	1,500	6/28/2006	1.2050	(40)
BIPOP	Put	12/2/2005	1,500	7/27/2006	1.1590	(20)
BIPOP	Put	12/15/2005	1,500	8/29/2006	1.1800	(31)
BIPOP	Put	12/15/2005	1,500	8/29/2006	1.1950	(38)
BIPOP	Put	9/27/2005	1,500	9/28/2006	1.1900	(37)
BIPOP	Put	9/27/2005	1,500	9/28/2006	1.2050	(44)
BIPOP	Put	11/28/2005	1,500	10/27/2006	1.1690	(29)
BIPOP	Put	11/28/2005	1,500	11/28/2006	1.1690	(30)
BIPOP	Put	12/20/2005	1,000	11/28/2006	1.2400	(40)
BIPOP	Put	10/20/2005	1,500	12/20/2006	1.1950	(42)
BIPOP	Put	10/20/2005	1,500	12/20/2006	1.1850	(38)
BIPOP	Put	12/20/2005	1,000	12/20/2006	1.2400	(40)
		Totale	18,500			(461)

NOTE 41– SALES OF GOODS AND SERVICES

Revenues from sales of goods and services are made up as follows:

Revenues from sales of goods and services	12/31/2006	12/31/2005	12/31/2004

Revenues from sales of goods	149.451	163.311	174.733

Revenues from provision of services	614	645	511

Total	150.065	163.956	175.244

Group revenues from the sale of products from normal operations, taking into account the change in the scope of consolidation of 22.754 thousand Euro, saw an increase of 8.863 thousand Euro, or 6.3%.

Intercompany Transactions

Intercompany transactions between companies of the Arcotronics Group included in the income statement of the financial statements for the year ended December 31, 2006, 2005 and 2004 are listed in the following schedule:

Transactions between the Parent Company and affiliates

	Year 2006	Year 2005	Year 2004
Sales of goods and services
Nissei Electric Co., Ltd. – Tokyo	—	10.128	9.810
Nissei Denki Private, Ltd. – Singapore	—	2.127	1.379
NISDEN Hong Kong, Ltd.	—	412	255
Shanghai Nissei Trading Co., Ltd	—	3.990	3.354
Total sales of goods and services	—	16.657	14.798

Purchases of goods and services
Nissei Electric Co., Ltd. – Tokyo	—	7.537	7.418
Blue Skye	1.291	—	––
Total purchases of goods and services	1.291	7.537	7.418

Sales between the Former Parent Company and the companies controlled directly or indirectly by Nissei Electric Co. Ltd. during 2006 amount to 5.701 thousand Euro (1.158 thousand Euro for Nissei Electric Co., Ltd., 703 thousand Euro for Nisden Hong Kong Limited, 1.311 thousand Euro for Shanghai Nissei Trading, and 2.529 thousand Euro for Nissei Denki Private). As a result of the change in the Group structure, these items are no longer classified as “Sales and purchases of goods between the Parent Company and affiliates,” so they are listed under “Revenues from sales of goods and services”.

Purchases between the Former Parent Company and the companies directly or indirectly controlled by Nissei Electric Co. Ltd. during 2006 amount to 2.802 thousand Euro (the entire amount relates to Nissei Electric Co., Ltd.). As a result of the change in the Group structure, these items are no longer classified as “Sales and purchases of goods between the Parent Company and affiliates,” so they are listed under “Purchases of goods and services.”

The amount of 1.291 thousand Euro in purchases from Blue Skye relates to a debit note issued by that Company for legal, tax and management consulting provided as part of the restructuring operation, which was subsequently charged to Arcotronics Italia S.p.A. according to the provisions of the agreement among the stockholders.

The changes compared with the previous year also take into account the changes that took place in the scope of consolidation, which, as mentioned previously, removed Shanghai Nissei Electric Co., Ltd. and Nissei Electronics Industry Co., Ltd. from the consolidation process. In 2005, the goods and services sold by them to companies of the Nissei Group amounted to 12.324 thousand Euro, while the goods purchased amounted to 5.345 thousand Euro.

The following table shows the breakdown of net revenues for the periods by area of activity, compared with the previous year.

	2006	Change in consol. area	Change	2005	2004
- Capacitor division	127.436	-22.754	8.294	141.896	153.237

- Machine division	22.629		569	22.060	22.007

Total revenue	150.065	-22.754	8.863	163.956	175.244

In year 2005, there was not a change in consolidation area.

The breakdown of sales by geographical area for the periods is shown in the following table.

	2006	Change in consol. area	Change	2005	2004
- Europe	86.967	0	6.231	80.736	91.577
- America	11.903	0	-1.655	13.558	12.902
- Asia	27.898	-22.754	3.249	47.403	48.639
- Others	668	0	469	199	119
Total capacitor revenues	127.436	-22.754	8.294	141.896	153.237
- Order backlog at the end of the year	36.898	-2.081	9.597	29.382	31.092

	2006	Change	2005	2004
- Europe	5.733	-940	6.673	7.229
- America	8.488	992	7.496	7.420
- Asia	8.048	157	7.891	7.317
- Others	360	360	0	41
Total machine revenues	22.629	569	22.060	22.007
- Order backlog at the end of the year	7.828	-4.699	12.527	12.822

In year 2005, there was not a change in consolidation area.

NOTE 42 – CHANGE IN INVENTORIES

The change in inventories indicated in the consolidated Income Statements reflects the change that occurred in the level of inventories shown at note 19.

NOTE 43 – CAPITALIZED COSTS

Capitalized costs increasing the value of internally produced fixed assets amount to 6.057 thousand Euro, as of December 31, 2006. Compared with 2005, they have decreased by 1.685 thousand Euro, of which 602 thousand Euros was due to the change in the scope of consolidation. Concerning the 2005 figures they have decreased by 1.563 thousand Euro with respect to 2004.

NOTE 44 – OTHER INCOME

Other income	12/31/2006	12/31/2005	12/31/2004

Grants
R&D grants under Law 46/82	—	671	333
Other grants	393	142
Total grants	393	813	333

Miscellaneous other income
Recovery of transport and packaging expenses	276	194	130
Recovery of other costs	103	86	63
Compensation for damages	35	197	25
Capital gains on disposal of assets	22	583	179
Out-of-period income	470	1.121	1.088
Other	436	350	312
Total miscellaneous other income	1.342	2.531	1.797
Total	1.735	3.344	2.130

Grants include the grants for the year booked by the subsidiaries Arcotronics Fuel Cells and Arcotronics Technologies (393 and 142 thousand Euro for the years ended December 31, 2006 and 2005 respectively ) and booked by Arcotronics Industries (671 and 333 thousand Euro for the years ended December 31, 2005 and 2004 respectively) for projects currently under development.

The capital gain on disposal of fixed assets for 2005 include 476 thousand Euro for the sale of a building in Casalecchio di Reno by Arcotronics Industries S.p.A.

The out-of-period income is principally the result of an overaccrual of liabilities for invoices to be received in previous years compared with those actually incurred. For 2006, 131 thousand Euro relates to Arcotronics Technologies, of which 53 thousand Euro is the result of collecting a claim from a customer involved in bankruptcy proceedings. The 2005 balance relates to the lower amount paid for the “Renewal of Internal working contract agreement”, amounting to 217 thousand Euro, and to the lower payment incurred relating to the provision accrued in 2004 for the installation expenses, amounting to 202 thousand Euro.

“Other” mainly includes expenses incurred by the Group and subsequently charged to customers and booked to this item. In particular, in 2006, 120 thousand Euro relate to costs charged to the customers of the former Logimec S.r.l. by Arcotronics Technologies S.r.l.

NOTE 45 - PRODUCTION COSTS - PURCHASES

The costs for purchases of raw, ancillary and consumable materials are closely related to the use of these materials in the production of the goods sold.

NOTE 46 – SERVICES

The details are as follows:

Services	Year 2006	Year 2005	Year 2004
External processing	9.753	10.819	13.837
Electricity, telephones, telex, etc.	4.389	4.439	4.543
Commission expenses	1.463	1.411	1.658
Advertising and promotion	240	231	329
Technical, legal, tax, administrative and commercial consulting	1.941	2.164	2.917
Financial restructuring	4.315	1.641	0
Cafeteria	649	646	763
Maintenance	1.168	930	1.488
Technical documentation	12	28	40
Shipping and warehouse management	5.366	4.486	3.995
Travel	1.196	1.264	1.658
Maintenance and assistance for electronic equipment	386	424	369
Cleaning	170	290	356
Foreign commercial services	812	882	1.316
Insurance	677	826	1.081
Product certification	82	191	182
Bank charges and factoring commissions	731	1.044	1.092
Other services	434	82	1.105
Temporary work	0	0	1.895
Sub-total	33.784	31.798	38.624

Directors’ and Statutory Auditors’ fees:
Directors’ fees	309	278	181
Statutory Auditors’ fees	133	105	126
Sub-total	442	383	307

Total services	34.226	32.181	38.931

Pursuant to art. 38 c.1, letter o), of Leg. Dec. 127/1991, until December 20, 2006, the directors of the Parent Company also acted as directors in other Group companies without receiving any compensation apart from that received from the Parent Company.

The members of the Parent Company’s Board of Statutory Auditors have also acted as Statutory Auditors at other Group companies, in this case receiving compensation in addition to that received from the Parent Company, for a total of 106 thousand Euro.

NOTE 47 - RENTS AND LEASES

The costs shown under this heading relate to leases and rentals. The amount shown in the 2006 financial statements, 1.736 thousand Euro, is 631 thousand Euro lower than in the previous year. 609 thousand Euro of the decrease is attributable to the change in the scope of consolidation, which means that the effective cost was about the same as in 2005. The comparison between 2005 and 2004 shows an increase of the costs due to the inflation effect on the rental of the offices and a growth of the renting formula for the company cars.

NOTE 48 - PERSONNEL COSTS

These costs are already broken down on the face of the income statement.

		Change in	Change		Change
Personnel employed	12/31/2006	consolidation	2006/2005	12/31/2005	2005/2004	12/31/2004

Executives	60	-10	0	70	-7	77
Managers and office staff	407	-78	-45	530	-59	589
Plant workers	1.194	-466	36	1.624	-2	1.626
Total Personnel employed	1.661	-554	-9	2.224	-68	2.292

In year 2005, there was not a change in consolidation area.

NOTE 49 - DEPRECIATION, AMORTIZATION AND WRITEDOWNS

The breakdown into the four required sub-categories is already shown on the face of the income statement.

As mentioned previously, the “writedowns of intangible assets” of 1.978 thousand Euro relate to the following: 1.393 thousand Euro to write down research and development costs capitalized by Arcotronics Technologies S.r.l. and Arcotronics Industries S.p.A., and 476 thousand Euro recorded by the Parent Company to write down the net value of the one-off costs incurred in 2003 for the long-term loan of JPY 7.9 billion (61.178 thousand Euro) granted by the Japanese bank U.F.J. Bank Limited of Tokyo. The net value was written down following the positive conclusion of the restructuring operation, which entailed the acquisition of this loan by the New Investor.

This item also includes writedowns of start-up and expansion costs capitalized on certain projects which no longer meet the requirements that justified their capitalization in previous years, as commented on in the section on intangible assets.

In addition, as indicated in note 11 in 2005 and 2004, goodwill (difference in consolidation) has been written-off for 3.003 thousand Euro and 13.586 thousand Euro, respectively.

The line “Allowance for doubtful accounts” refers to the provision for bad debts and amounts to 427 thousand Euro in 2006, 72 thousand Euro in 2005 and 1,658 thousand Euro in 2004.

NOTE 50 – RISK PROVISION

This caption includes the accrual made by Arcotronics Baulemente GmbH in year 2006  to cover the risk of potential damages caused by its products.

NOTE 51 - OTHER OPERATING COSTS

These consist of:

Other operating costs	12/31/2006	12/31/2005	12/31/2004

Non-income taxes and dues	211	306	228

Losses from the disposal of fixed assets	8	10	19

Out-of-period losses	911	1.352	651

Trade association membership fees	84	92	120

Miscellaneous operating costs	763	1.718	1.051
Total	1.977	3.478	2.069

“Non-income taxes and dues” includes the cost for ICI (municipal property tax) on the Italian companies 102 thousand Euro for 2006, 106 thousand Euro for 2005 and 100 thousand Euro for 2004.

“Miscellaneous operating costs” includes penalties booked by Italian companies for late payment of IRPEF withholding taxes, amounting to 202 thousand Euro, IRAP and social contributions to INPS, amounting to 277 thousand Euro, as of December 31, 2006.

	2006	2005	2004
IRPEF	202	351	—
IRAP	42	139	10
INPS	235	268	—

“Out-of-period losses” mainly relate to costs incurred during the year, but for prior periods, including charges from customers and supplier invoices that were under accrued.

NOTE 52  - FINANCIAL INCOME AND EXPENSES

Income other than the above	12/31/2006	12/31/2005	12/31/2004

Other:

Bank and post office interest income	46	35	21

Other interest income	40	185	109

Use of reserve for interest on delayed payments.	—	—	39

Exchange gains	5.804	2.673	4.240
Total	5.890	2.893	4.409

The exchange gain booked by the Parent Company in 2006 relates for an amount of 4.432 thousand Euro to the definitive conversion into Euro, as envisaged in the Restructuring Plan, of the “ex-UFJ Bank Ltd Debt” of JPY 9.2 billion, acquired by the New Investor on September 21, 2006 under the agreements forming part of the financial restructuring, as explained in note 56.

In 2004, an exchange gain of 1.927 thousand Euro relates to the conversion process of the UFJ Bank Ltd long terms loans, originally amounting to JPY 7.9 billion issued in 2003 in favor of the Parent Company, as provided by the Art 2426 of the Civil Code par n. 8-bis. In 2005 from the conversion of the same debt an exchange loss arose for an amount of 305 thousand Euro.

The remaining amount of exchange gains is related to the exchange differences realized during the year as well as the effect of the conversion at year end rates of the balances denominated in foreign currencies.

Interest and other financial expenses

This item consists of the following:

Interest and other financial expenses	12/31/2006	12/31/2005	12/31/2004

Other interest and financial expenses:

Interest to Parent Companies	—	—	15
Interest to Italian Banks for short-term borrowings	872	2.487	3.335
Interest to Italian Banks for unsecured loans	475	—	––
Interest to Italian Banks for mortgage loans	267	359	482
Interest for credit facilities	70	65	78
Interest on ex-UFJ Bank loans	1.167	1.466	1.776
Pegaso Finance – Interest on Residual Credits “A” and “B”	445	—	—
Pegaso Finance – Interest on New Finance “A”	459	—	—
Interest relating to foreign Group companies	1.062	1.441	359
Other financial expenses	516	901	354
Exchange losses	1.961	2.595	2.980
Total	7.294	9.314	9.379

This table shows details of the interest that accrued in 2006 on financial payables, compared with 2005 and 2004.

With regard to short-term borrowings from the Italian Banks, the amount of interest in 2005, which totals 2.487 thousand Euro (3.335 thousand Euro in 2004), can be compared with 1.221 thousand Euro arising from the sum of the interest due on short-term borrowings and interest on unsecured loans which, prior to the restructuring, were classified as short-term borrowings. The decrease of 1,266 thousand Euro is due to the reduction in the debt, as described in the section of these notes on financial payables, and to the significant reduction in interest rates agreed with the banks in the Banking Agreement which, for 2006, are subject to a cap of 4%.

The interest on the ex-UFJ Bank loan of 1.167 thousand Euro, of which 992 thousand Euro relates to interest accrued in the first 9 months of 2006 on the receivables claimed from the Parent Company, and 175 thousand Euro accrued on the surrogate credits owed by Arcotronics Limited and Arcotronics France S.a.r.l. With the acquisition of these credits at the end of September 2006 by the New Investor, the interest accrued up to that date was capitalized and converted into capital stock of the respective companies.

“Other financial expenses” include 26 thousand Euro of commissions for non-use of the “New Finance B,” as commented on previously.

The exchange gains, net of exchange losses, come to 3.843 thousand Euro. The 2005 financial statements showed net exchange gains of 78 thousand Euro. The two foreign companies which left the scope of consolidation showed exchange gains of 164 thousand Euro as of December 31, 2005.

The following is an indication of the interest accrued in 2006 which was entirely or partially capitalized (i.e. rescheduled medium-long term) in accordance with the Banking Agreement:

Amount of the interest accrued in 2006 and the portion	Accrued as of	Portion
capitalized as specified in the Banking Agreement	12/31/2006	capitalized

Other interest and financial expenses:

Interest to Banks for short-term borrowings	872	872
Interest to Banks for unsecured loans	475	475
Pegaso Finance – Interest on Residual Credits “A” and “B”	445	445
Pegaso Finance – Interest on New Finance “A”	459	160
Total interest accrued in 2006 and portion capitalized	2.251	1.952

In accordance with the Banking Agreement, the bank interest accrued during 2006 will be capitalized and paid 50% in June 2008 and 50% in June 2009. The interest accrued on the Residual Credits “A” and “B” will be capitalized and paid in line with the maturity dates of the principal amounts. The interest accrued on the New Finance “A” will be partially capitalized (3%) and partially paid on the six-month maturity dates in March and September 2007.

NOTE 53 - EXTRAORDINARY INCOME AND EXPENSES

Extraordinary income and expenses	12/31/2006	12/31/2005	12/31/2004
Extraordinary income:
Other extraordinary income	4.625	89	2.698

Extraordinary expenses:
Losses on disposal of fixed asset	—	65	15
Other extraordinary expenses	298	920	589
Total	298	985	604

Extraordinary income, for 1.203 thousand Euro, relates to the amount booked by Arcotronics Industries S.p.A. on the sale of its investment in Shanghai Nissei Electric to the Nissei Group as part of the restructuring, as commented on previously in the section of these notes on “Changes in the scope of consolidation”.

This item also includes 3.422 thousand Euro which arises from the sale by the New Investor “Blue Skye (Lux) S.a.r.l.” to the Parent Company of the surrogate receivables as part of the restructuring, as explained previously. The surrogate receivables relate to Arcotronics Limited for GBP 900 thousand and US$ 1,400 thousand (in total equal to about 2.500 thousand Euro) and to Arcotronics France for 686 thousand Euro; they relate to guarantees given by the Japanese Bank on behalf of Nissei as surety for loans of the same amounts granted to these subsidiaries. The receivables had been transferred by the Japanese Bank UFJ Bank to the Japanese finance company FAN Investment Co., Ltd as part of the transfer agreements for the receivables claimed from the Arcotronics Groups and Nissei on December 26, 2005. The credits were then transferred again to Nissei as part of the restructuring of the Arcotronics Group and acquired from the latter by the New Investor with a contract signed on September 20, 2006, in execution of the agreements in the FAN Master Agreement. On September 21, 2006, with a further written agreement, these credits again changed hands and were transferred, including the interest accrued to September 20, 2006, for a symbolic value (1 Euro) to Arcotronics Italia S.p.A. which, in the same contract, undertook to convert the credits received into capital stock of these companies. On December 19, 2006, the UK company had already increased its capital stock by GBP 1.829 thousand (2.724 thousand Euro) and, at the same time, the company subscribed and paid this increase as compensation for this credit.

With regard to the credit claimed from Arcotronics France S.a.r.l., the increase in capital stock required more time and is still in progress.

Concerning the extraordinary gains in 2004, they relate to the application of Art 2426 of the Italian Civil Code par n.8-bis that allow the recording of the exchange gains and losses arising from the conversion process of every transaction in Euros, including the medium/long-term items. As a consequence the amount of 2.682 thousand Euro, accrued in 2003 in the provision for the deferred exchange gains over the long-term loans, has been fully reversed in the extraordinary gains in 2004

The other extraordinary expenses, for 70 thousand Euro, relate to the loss incurred by Arco Industries S.p.A. on disposal of its interest in Nissei Electronics Industry (see comments on “Changes in the scope of consolidation”); for 211 thousand Euro, to the costs incurred by Arcotronics America Inc. for the moving its operating headquarters from Portland, Oregon, to Chicago, Illinois and, for 17 thousand Euros, to Arcotronics Bulgaria AD.

NOTE 54 - INCOME TAXES FOR THE YEAR

The amount of 2.474 thousand Euro for 2006 is the sum of income taxes for foreign Group companies of 771 thousand Euro, IRAP for the Italian companies of 1.495 thousand Euro and deferred tax assets and liabilities for a net liability balance of 208 thousand Euro.

The figures of 1.815 thousand Euro for 2005 and of 4.211 thousand Euro for 2004 are related to the sum for foreign Group companies of 761 thousand Euro (1.235 thousand Euros for 2004), IRAP for the Italian Companies of 1.230 thousand Euro (1.817 thousand Euro for 2004), and deferred tax assets for 146 thousand Euro (deferred tax liabilities of 1.159 thousand Euro for 2004).

As already mentioned in the section of these notes on “Deferred tax assets”, credits for the potential tax benefits of prior year losses were not recognized for in 2004, 2005 and 2006.

NOTE 55 – SIGNIFICANT SUBSEQUENT EVENTS

Sale of Capital Shares to KEMET Electronics Corporation

On August 10, 2007 Blue Skye (Lux) S.à r.l entered into an agreement to sell 100% of the outstanding capital shares of Arcotronics Italia S.p.A. to KEMET Electronics Corporation (“KEMET”) for cash proceeds of 17.500 thousand Euro. The shares were transferred on October 12, 2007. KEMET, a wholly owned subsidiary of KEMET Corporation, is a United States corporation with headquarters in Simpsonville, South Carolina and is a leading manufacturer of the majority of capacitor types, including tantalum, multi-layer ceramic, solid aluminum, plastic film, paper and electrolytic capacitors.

Debt Refinancing

On October 12, 2007, in connection with the sale of the capital shares described above, Arcotronics Italia S.p.A. agreed to borrow 45.600 thousand Euro from KEMET. The loan bears no rate of interest and is due in full on April 10, 2009. The proceeds of the borrowings were used to pay in full the following indebtedness:

BANKS
BiPop Carire	1.901
Banca Intesa	2.625
Carisbo S.Paolo	4.683
B N L	2.270
Banca Pop. Verona e Novara	1.035
Unipol Banca	1.903
Efibanca	1.099
Fortis Bank	552
Banca Marche	552
UniCredit Banca d’Impresa	19.442
Sub total	36.062

LEASING COMPANY
SanPaolo Leasint	679
Medioleasing	374
Locat	435
Intesa Leasing	416
Locafit	924
Banca Italease	1.682
Sub total	4.510
Total	40.572

Long-Term Bank Debt Incurred

On March 3, 2007, Arcotronics Baulemente GmbH borrowed 250 thousand Euro from H.V.B. Bank - Germany. The note is payable in equal semiannual installments of 50 thousand Euro, plus interest at 4.5%, through September 30, 2011. The note is secured by machinery and equipment located in Landsberg, Germany.

Sale of Arcotronics Fuel Cells S.r.l.

On November 28, 2007 Arcotronics Italia S.p.A. entered into an agreement to sell its 80% ownership interest in Arcotronics Fuel Cells S.r.l. to Morphic Business Development AB, a Swedish company, for a consideration of 4.000 thousand Euro. Arcotronics Italia S.p.A. estimates that it will recognize a gain on the sale of approximately 2.000 thousand Euro, net of related income taxes.

Settlement of outstanding payables to Tax Authorities

On September 25, 2007 some Italian companies of the Group settled the outstanding payables to tax authorities for the IRPEF in the first half of year 2006 (as described in note 28), with a total payment of 3.400 thousand Euro (inclusive of penalties and interest).

Changes in Officers and Directors

On December 5, 2007, Gianpaolo Di Dio announced his resignation as a Board member and Managing Director of the Company, effective immediately.

On December 5 2007, Mr. Kirk D. Shockley, Vice President, Film and Electrolytic Business Group of KEMET Corporation and a Board member of the Company was appointed Managing Director of the Company.

On December 5, 2007, Mr. David E. Gable, Executive Vice President and Chief Financial Officer of KEMET Corporation, was appointed as a Board member of the Company.

NOTE 56 - FINANCIAL RESTRUCTURING OPERATION

This note describes the financial restructuring that characterized the Arcotronics Group’s activities in 2005 and 2006 and which was successfully concluded in September 2006.

Before getting into the details of these matters, it is worth recalling and defining the various parties that were involved in this operation:

•              Arcotronics Italia S.p.A. and subsidiaries (the “Arcotronics Group”, of which Arcotronics Italia S.p.A. is the Parent Company

•              The NISSEI Group (“Nissei Group”), represented by the Japanese holding company “Nissei Electric Co., Ltd” of Tokyo;

•              FAN Investment Co., Ltd. (“FAN”), a Japanese finance company that bought the receivables owed by the Arcotronics and Nissei Groups to UFJ Bank Ltd. (Japan) (“UFJ”);

•              D.B. Zwirn Special Opportunities, LP. (“DBZ”), an American Fund interested in the debt restructuring operation and in acquiring the assets of the Arcotronics Group;

•              Blue Skye (Lux) S.a.r.l. (“New Investor”), a Luxembourg company wholly owned by DBZ, its Parent Company from 2006;

•                 Pegaso Finance S.a.r.l. (“New Lender”) a Luxembourg finance company;

•              Rainbow Holding S.r.l. (“Rainbow”) an Italian company set up by nine managers of the Arcotronics Group (“Management Team”);

•              Italian banks and leasing companies, (“Banks and Leasing Companies”), the banks and other entities that finance the Arcotronics Group and which have signed the “Banking Agreement” governing the use of the short-term lines of credit and repayment of the medium-term loans and leasing facilities granted to the Italian companies of the Arcotronics Group;

•              Mediobanca S.p.A., (“Mediobanca”), a financial consultant of the Arcotronics Group for the restructuring operation;

Background

The original deterioration in the Group’s net financial position began in 2003, as a result of the spin-off of Arcotronics Industries S.p.A. from Arcotronics Italia S.p.A., which created two wholly owned subsidiaries of the former Parent Company, Nissei Electronics Co., Ltd. Immediately afterward, Arcotronics Italia S.p.A. acquired 87.5% of Arcotronics Industries S.p.A. from Nissei Electronics Co., Ltd., financing the transaction through funds arising from a capital increase of 25.000 thousand Euro and from a loan of 60.000 thousand Euro (financed by “UFJ”). This formed part of a broader restructuring of the Arcotronics Group, which, among other things, entailed the purchase of Nissei Electronics Industries Co., Ltd and of a controlling interest in Shanghai Nissei Electric Co., Ltd. for a total of 9.400 thousands Euro, again from Nissei Electric Co., Ltd. These acquisitions were sustained with the financial support of “UFJ”, but it later changed its lending policies, due to internal conditions, which seriously jeopardized this support in the future.

UFJ, based on its merger plan with Bank of Tokyo Mitsubishi, proposed that Nissei Group should review its financial structure, facilitating the entrance of a new investor to finance its current and future activities by promising to waive - directly or indirectly - repayment of a substantial part of its loans.

Arcotronics appointed Mediobanca as its Advisor to study and evaluate the opportunities represented by potential industrial or financial investors interested in taking over as the majority shareholder to guarantee development of the Group’s business plans.

Before the end of 2005 the rights to the receivables owed by the Arcotronics-Nissei Group were assigned by “UFJ” to “FAN” in which the Cargill Group and Orix, a Japanese finance group, were stockholders.

On February 17, 2006, the Company received a comprehensive financial restructuring and partnership proposal in writing from DBZ. The proposal called for the involvement of the key managers of the Arcotronics Group who, according to DBZ’s plans and according to informal requests made in the past months and weeks by the same Italian banks that were creditors of the group, should offer to act as guarantors of the strategic continuity of the Italian Group’s business activities, also by taking a stake in the risk capital of Arcotronics Italia S.p.A

The management team created Rainbow Holding S.r.l. on February 8, 2006 to be ready to manage, monitor and intervene, even as stockholders, in the various steps needed to implement the Group’s restructuring plan.

On July 6, 2006, Banks and Leasing Companies financing the Arcotronics Group formally notified Arcotronics Italia SpA and its Advisor, Mediobanca, that they had given their approval to the Recovery Plan presented by the Group together with DBZ.

Recovery Plan

The following four main agreements and the “Business Plan” (as defined below) are the load-bearing structure of the whole restructuring operation, and collectively are referred to as the “Recovery Plan”.

“Fan Master Agreement”, which governs the assignment of the ex-UFJ debt claimed by FAN from the Arcotronics Group and the consequential cancellation of the related guarantees, putting it into the context of the Arcotronics Group’s restructuring plan. The Fan Master Agreement, together with the attachments, related documentation and ancillary agreements, including a Credit Transfer Agreement for the assignment of the ex-UFJ debt, was signed on July 27, 2006 by FAN, the New Investor, Arcotronics Italia and Rainbow.

“Nissei Master Agreement”, which regulates the rights and obligations of the parties within the context of the reorganization and restructuring, as well as the complete separation of the “Nissei Group” from the “Arcotronics Group”. The Nissei Master Agreement, together with the attachments, related documentation and ancillary agreements, including a “Distribution Agreement” and five agreements regarding the transfer of the equity investments in Shanghai Nissei Electric Co. Ltd. (“SNE Share Transfer Agreement”), Nissei Electronics Industries Co. Ltd. (“NEI Share Transfer Agreement), Nissei Electric Co. Ltd. (“Nissei Share Transfer Agreement”), Arcotronics Industries S.p.A. (“Arcolndustries Share Transfer Agreement”) and Arcotronics Italia S.p.A (“Arcoltalia Share Transfer Agreement”), were signed on July 28, 2006 by Nissei, Arcoltalia and Arcolndustries, as well as by certain managers of the Nissei Group, by the “Employees’ Stock Holding Association” (an association composed of Nissei employee-stockholders; hereafter, together with the managers of the Nissei Group, the “Nissei Managers”) and certain managers of the Arcotronics Group (the “Arcoltalia Managers”).

“Stockholder Agreement”, which governs relationships between Arcotronics Italia S.p.A., the managers of “Rainbow” and the “New Investor”, also as relates to the future corporate governance of the Arcotronics Group and their mutual obligations. Such agreement was signed on September 21, 2006 by the New Investor, Arcoltalia, Rainbow and by the nine managers of the Arcotronics Group who set up Rainbow (the “Initial Managers”).

“Bank Term-sheets”, which contain the general terms and conditions for the restructuring/confirmation of the line of credits currently granted to Arcotronics Italia and the Group by the Italian banks, also with regard to the commitments for new funding undertaken by the New Lender. This document took on its form in the “Banking Agreement”, which was signed on September 13, 2006 by Arcoltalia, Arcolndustries, Arcotronics Technologies S.r.l. (“ArcoTechnologies”), Arcotronics Hightech S.r.l. (“ArcoHightech”) and the New Investor, as well as by the Banks and Leasing Companies. It contains not only the terms and conditions for the restructuring/confirmation of the line of credits currently granted to the Arcotronics Group by the Italian Banks and Leasing Companies, but also the terms and conditions for the granting of new funding by the New Lender, with corresponding new guarantees, and for the conversion into capital of part of the ex-UFJ debt by the New Investor with renewal of the remaining receivables.

“Business Plan”. In order to define the strategies and objectives for the economic and financial turnaround of Arcotronics Italia S.p.A. and of the Group, the directors of Arcotronics Italia S.p.A. at the time drew up a Group business plan for the period 2006-2015 (the “Business Plan”), which is based mainly on the industrial and commercial development of new products and on rationalizing the cost structure.

SUMMARY OF THE TERMS AND CONDITIONS OF THE RECOVERY PLAN

The main terms and conditions of the Recovery Plan, are summarized below:

A.                    The sale of a 51% interest in Shanghai Nissei Electric Co. Ltd  by Arcolndustries to Nissei:

The consideration received for this sale amounted to JPY 778.2 thousand, or approximately 5.500 thousand Euro. As a result, Arcotronics Industries realized a capital gain of 1.203 thousand Euro.

The sale of the 51% interest of SNE to Nissei was approved by the Board of Directors of Arcolndustries on July 6, 2006, also granting the Chairman of the Board of Directors and other directors the powers needed to finalize and sign the Nissei MA and its attachments.

B.                      The sale of 100% of Nissei Electronics Industries Co. Ltd (“NEI”) from Arcolndustries to Nissei:

The consideration received for this sale amounted to JPY 150.0 thousand, or approximately 1.100 thousand Euro. As a result, Arcotronics Industries realized a capital loss of 70 thousand Euro.

The sale of NEI was also approved by the Board of Directors of Arcolndustries on July 6, 2006, also granting the Chairman of the Board of Directors and other directors the powers needed to finalize and sign the Nissei MA and its attachments.

C.                      The purchase of a 12.5% interest in Arcolndustries from Nissei by Arcoltalia:

For the purpose of separating the Arcotronics Group from the Nissei Group, the Nissei MA provides for the sale to Arcoltalia of Nissei’s 12.5% interest in Arcolndustries.

The consideration paid for this acquisition amounted to JPY 836.4 thousand, or approximately 5.600 thousand Euro.

D.                     The sale of a 52% interest in Nissei by the Arcoltalia Managers, the owners, to the Nissei Managers

This relates to the transfer of the investment in Nissei, the Japanese Parent Company, owned by some of the Arcoltalia Managers to the Nissei Managers.

The Arcoltalia Managers, who agreed to sell their Nissei ordinary shares, together held 52% of the Japanese Parent Company.

This transfer is also crucial to the separation of the Arcotronics Group from the Nissei Group.

E.                       The sale of 100% of Arcoltalia by Nissei to the New Investor:

This is the last operation that is crucial to the separation of the Arcotronics Group from the Nissei Group. Considering that the company’s net worth is offset by its total financial debt (including the ex-”UFJ” debt), the consideration for this sale amounted to JPY 139, or approximately 1 Euro.

F.                       Purchase of the ex-UFJ debt without recourse by the New Lender:

As mentioned previously, the receivables claimed by UFJ Bank Limited (now The Bank of Tokyo-Mitsubishi UFJ Ltd) from Arcoltalia (the so-called “ex-UFJ debt”) were transferred from UFJ to FAN in December 2005.

As an essential part of the Recovery Plan, the FAN MA stipulated that the ex-UFJ debt were to be transferred from FAN to the New Investor, including a significant reduction in their face value.

The ex-UFJ debt, which were denominated in Japanese Yen and which on December 31, 2005 amounted to 66.000 thousand Euro, were all on the books of Arcoltalia as of that date.

G.                      Purchase of the Ex-UFJ Subsidiaries Surrogate Receivables by the New Investor:

This refers to the assignment of the rights to the ex-UFJ subsidiaries surrogate receivables from Nissei to the

New Investor.

H.                      Waiver of the guarantees backing the ex-UFJ debt and the Nissei Group debt:

To complete the separation of the Nissei and Arcotronics Groups, the FAN MA provided for the release, on the part of FAN, of all the guarantees and encumbrances set up by Arcotronics Group companies in connection with the ex-UFJ debt and the amounts claimed by FAN from the Nissei Group. The New Investor also undertook to ensure that any secured or unsecured guarantees provided by Arcotronics Group companies for the Nissei Group debts would be waived.

I.                           Subscription and payment of the increase in capital by the New Investor:

The ex-UFJ debt acquired by the New Investor subsequent to their conversion into Euro (they were originally denominated in JPY) were converted into Arcoltalia capital stock for an amount of 30.200 thousand Euros on September 21, 2006.

The extraordinary general meeting of Arcoltalia, held on July 12, 2006, resolved to increase the capital stock for payment, in separate tranches if necessary, without excluding option rights, up to a maximum of 39.000 thousand Euro by issuing, without any share premium, up to 50,000,000 new ordinary shares with a par value of 0.78 Euro each, to be carried out no later than October 31, 2006 also by offsetting the subscription price against a liquid and collectable portion of the ex-UFJ debt.

The resolution of the extraordinary general meeting was registered in the Bologna Companies Register on July 24, 2006.

In accordance with the agreements between the New Investor, Arcoltalia and Rainbow concerning the importance of the Arcoltalia Managers’ contribution towards achieving the business plan’s objectives, after the subscription and payment of the capital increase, the New Investor sold to Rainbow a number of Arcoltalia ordinary shares representing, in total, 20% of the capital stock, against a sinking fund investment in Arcoltalia of 500 thousand Euros made by Rainbow on September 20, 2006 without any obligation for reimbursement.

On completion of these various transactions, the shares representing Arcoltalia’s capital stock was divided between the stockholders as follows: (i) Blue Skye (LUX) S.a.r.l. with 80% and (ii) Rainbow Holding S.r.l. with 20%.

J.                          Transfer of the ex-UFJ Subsidiaries Surrogate Receivables to Arcoltalia:

In accordance with the Banking Agreement, the New Investor sold to Arcoltalia the Ex-UFJ Subsidiaries Surrogate Receivables, which it had bought from Nissei (Point G). The purpose of this assignment was to increase the capital stock of the two subsidiaries, Arcotronics Ltd and Arcotronics France S.a.r.l., both debtor companies, by Arcoltalia subsequently waiving collection of the receivables.

K.                      Restructuring/renewal of the Residual ex-UFJ debt:

The ex-UFJ debt not converted into capital as mentioned in Point I, for an amount of 32.000 thousand Euro, were assigned by the New Investor to the New Lender, and renewed as provided for in the Banking Agreement.

In particular, the Residual Ex-UFJ debt, fully renewed and converted in Euro, were subdivided into two tranches; the “Residual Credit A” for an amount of 12.000 thousand Euro, and the “Residual Credit B”, for an amount of 20.000 thousand Euro.

L.                        Restructuring the Arcotronics Group’s bank borrowings:

The outstanding bank loans as of December 31, 2005 of the various Italian Group companies taking part in the Recovery Plan, are listed below:

Bank or Creditor (in whole Euros)	Arcotronics Italia SPA	Arcotronics Industries	Arcotronics Hightech	Arcotronics Technologies	TOTAL
OUTSTANDING LINES OF CREDIT AND SHORT-TERM BORROWINGS
- Unicredit Banca d’Impresa	18.763.245	—	—	1.247.868	20.011.113
- Banca Intesa	2.254.920	—	194.273	4.606	2.453.799
- Ca.Ris.Bo.-SanPaolo	2.779.522	—	192.492	336.727	3.308.741
- Banca Nazionale del Lavoro	2.061.058	—	—	521.786	2.582.844
- BIPOP CA.RI.RE	1.815.528	—	—	—	1.815.528
- UNIPOL Banca	1.882.464	432	—	—	1.882.896
- Banco Popolare di Verona e Novara	342.512	_	39.514	—	382.026
- Other amounts due to banks	4.960	253	—	129.520	134.733
Total short-term lines of credit	29.904.209	685	426.279	2.240.507	32.571.680
UNSECURED MEDIUM TERM DEBT (Pool)
(Group of Companies/Banks)
- Efibanca	1.032.900	__	__	__	1.032.900
- Ca.Ris.Bo, - SanPaolo	774.650	—	—	—	774.650
- Fortis Bank	516.450	—	—	—	516.450
- Banca delle Marche	516.450	—	—	—	516.450
Total unsecured debt	2.840.450	0	0	0	2.840.450

MORTGAGE LOANS
- Banca Nazionale del Lavoro	532.596	—	—	—	532.596

- Ca.Ris.Bo. - SanPaolo IMI	4.461.671	__	—	—	4.461.671

Total mortgage loans	4.994.267	0	0	0	4.994.267

CREDIT FACILITIES
- Ca.Ris.Bo. - SanPaolo IMI - Lex 46/82 FRA	1.283.431	—	—	—	1.283.431
- Ministry of Industry - Law 46/82 FIT 2261	262.768	—	—	—	262.768
- Ministry of Industry - Law 46/82 FIT 2317	424.821	—	—	—	424.821
- Banco Pop. Verona e Novara Law 7/2002	—	250.000	—	—	250.000
Total credit facilities	1.971.020	250.000	0	0	2.221.020
TOTAL DEBT WITH ITALIAN BANKS 12/31/2005	39.709.946	250.685	426.279	2.240.507	42.627.417

The Banking Agreement identifies May 31, 2005 (“Reference Date”) for the quantification of Group debt exposure with Banks, since the first agreements between the Banks and Arcoltalia date back to that day.

In particular, on the Reference Date, drawdowns of the lines of credits and of the unsecured loans by the Italian companies of the Arcotronics Group amounted to 38.500 thousand Euro.

M.                  Subsequent actions: Restructuring of the unsecured loans:

The Banks have agreed to reschedule the due dates of the unsecured loans outstanding on the Reference Date for an overall amount of 13.500 thousand Euro, allowing for their repayment over nine years, subdivided into six-month installments with maturity dates ranging from December 31, 2009 to December 31, 2014.

Interest on the unsecured loans accrues at 6-month Euribor +0.5% up to December 31, 2007, with an additional spread of 0.5% from January 1, 2008.

Interest will be subject to a ceiling of 4% until June 30, 2007.

The interest accrued up to December 31, 2006 will be paid in a lump sum on December 31, 2007, with Arcotronics Italia and the other companies of the Arcotronics Group having the right to ask for this interest to be capitalized and paid in two 50% tranches on June 30, 2008 and June 30, 2009. The interest due for 2007 can also benefit from the same extension with payment due on June 30, 2009 and June 30, 2010.

N.                     Subsequent actions: Confirming and restructuring the lines of credit:

The lines of credit granted by the banks to Arcotronics Italia S.p.A. and to the other Italian Group companies are confirmed until December 31, 2006 for the amount originally agreed to or the amount drawn down as of the Reference Date (25.000 thousand Euro), whichever is the higher. For the period after December 31, 2006, the banks have also taken a commitment to renew the lines of credit, with no special conditions, for a further period of one calendar year to June 30, 2010, and to December 31, 2015 on the condition that the financial parameters identified in the Banking Agreement are respected.

Interest accrues on the portions of the lines of credit used at 3-month Euribor +1.0%.

Spread “step-up” mechanisms are provided for, starting on December 31, 2009, depending on the Group’s financial ratios.

Interest will be subject to a ceiling of 4% until June 30, 2007.

Payment of the interest is expected to be subject to the same conditions as for the unsecured loans.

O.                     Subsequent actions: Confirming the endorsement credits:

On the Reference Date, May 31, 2005, the endorsement credit facility had been used to the extent of 3.000 thousand Euro, 1.600 thousand of which is for financial-type guarantees.

As specified in the text of the Banking Agreement, the Banks have taken a commitment to maintain the level of endorsement credits outstanding as of the Reference Date (excluding the financial receivables) granted as security for trade payables.

P.                       Subsequent actions: mortgage loans:

The mortgage loans outstanding (for principal of 5.000 thousand Euro) all concern Arcoltalia and their repayment will follow the plan originally agreed to with the banks that granted them.

At the end of September 2006, the loan installments already due  amounted to principal of 2.300 thousand Euro, to which interest and other expenses totaled 367 thousand Euro.

These amounts were paid on October 24, 2006 out of the New Funding provided by the New Lender.

Q.                     Restructuring the lease contracts:

The amount owed by the Italian Group companies to leasing companies refers to the lease payments that were past due on December 31, 2005, and which were paid out of the New Funding.

The Italian Group companies have also calculated that the residual debt for portions of capital due to the leasing companies amounts to a total of 3.9 million Euros. They have agreed with the leasing companies to reschedule these payments, within the scope of the Recovery Plan, which involves on average a 3.5-year extension of the due dates originally stipulated in the individual lease contracts.

R.                      Partial restructuring of the credit facilities:

The credit facilities outstanding at December 31, 2005 relate to Arcotronics Italia S.p.A. for an amount of 2.0 million Euro and to Arcolndustries for 250 thousand Euro.

Of the credit facilities, those granted by the Ministry of Industry and by Banca SanPaolo-IMI under Law 46/82 already include significant benefits and therefore do not require restructuring or rescheduling. They will continue to follow the original repayment terms and conditions agreed with the lending institutions.

Under the Credit Facilities granted to Arcolndustries by Banco Popolare di Verona and Novara under Regional Law no. 7/2002, repayments were rescheduled on terms similar to those for the unsecured loans.

S.                       Payables due to factoring companies

The amounts due to factoring companies relate to Arcotronics Italia S.p.A. for an amount of 7.100 thousand Euro and are included in the calculation of the net financial position. They refer to the amounts paid by factoring companies against the assignment of accounts receivable without recourse, prior to the natural due dates of the receivables.

The amounts due to factoring companies by Arcoltalia are not included in the financial restructuring plan.

T.                      New Funding:

In accordance with the Recovery Plan and the Banking Agreement in particular, the New Lender undertook to provide Arcoltalia and/or Arcolndustries with new funding, by the Date of Execution of the Banking Agreement, for an amount equal to 25.000 thousand Euro, in the form of a non-subordinated mortgage loan split into two tranches: one of 20.000 thousand Euro to be paid out on a single date (“New Funding A”) and one of 5.000 thousand Euro that could be drawn down on more than one occasion (“New Funding B”).

The following is a brief description of the main characteristics of “New Funding A” and “New Funding B,” as well as the repayment plan for the New Funding.

(a)  New Funding A

•                                                    Amount 20.000 thousand Euro;

•                                                 Purpose

The amounts received from New Funding A have been used as cash by Arcoltalia and/or Arcolndustries to address the following financial requirements:

i.                  current financial requirements (including those of other Group companies);

ii.               repayment of past due liabilities;

•                                                 Disbursement

In a lump-sum on September 26, 2006;

•                                                 Interest for the first two years after the Date of Execution

6-month Euribor +5%, to be paid every six months in arrears. Alternatively, Arcoltalia and Arcolndustries will have an option to capitalize a portion of the interest on the due date every six months equal to 3% (“New Funding Capitalization Option”).

This option may be exercised with reference to each six-month due date with the exception of the last six-month period. On December 31, 2006, the first six-month period had not yet expired. On March 2007, the company exercised the option and booked the interest to long-term debt.

•                                                              Interest for the subsequent period

If:

(i)                         Earnings before income tax, depreciation, and amortization (“EBITDA”) is not more than 15% less than the figure indicated in the Group’s Industrial and Financial Plan (14.100 thousand Euro as of December 31, 2006) and

(ii)                      the ratio between net financial indebtedness and EBITDA is not more than 15% higher than the figure indicated in the industrial and financial plan (7.200 thousand Euro as of December 31, 2006), interest will continue to accrue on “New Funding A” at the rate provided for the first two years after the date of execution.

If, on the other hand, the two conditions mentioned in points (i) and (ii) are not met, the interest on “New Funding A” will accrue at a rate equal to 6-month Euribor +7% to be paid every six months in arrears. In this case, the New Funding Capitalization Option is considered automatically revoked and may not be exercised by Arcoltalia and Arcolndustries.

•                                                              Guarantees

These are described in the section below on the “Main Guarantees provided for under the Recovery Plan.”

•                                                              Repayment

In a lump sum at the end of fifth year after disbursement, without prejudice to Arcoltalia’s and Arcolndustries’ right to make voluntary advance repayments at any time without any penalty.

The primary use of “New Funding A,” was mainly to be used to repay past due amounts owed to suppliers, the tax authorities and social security institutions.

(b)     New Funding B

•    Amount 5.000 thousand Euro

•    Purpose

The “New Funding B” may be used by Arcoltalia strictly to refinance, in whole or in part, the mortgage loans mentioned in paragraph (P).

•    Disbursement

“New Funding B” can be disbursed in one or more payments, a non-utilization fee of 3% per year, payable quarterly in arrears. On December 31, 2006 no disbursement had been made, even though the installments under item P had been reimbursed. Management and the lenders agreed that a disbursement was not necessary; as a result, the New Lender may no longer pay out the sum of 2.300 thousand Euro. On March 2007 and October 2007, an amount of nearly approximately 414 thousand Euro and 1.185 thousand Euro was allocated.

•    Interest for the first two years after the date of execution

6-month Euribor +5% applicable starting from each date of drawdown of “New Funding B.” Alternatively, Arcoltalia will again have a New Funding capitalization option. A non-utilization fee of 3% is foreseen on “New Funding B.” The Company has booked approximately 26 thousand Euro.

•    Interest for the subsequent period

The same methods for the interest on “New Funding A” for the period after the first two years from the date of disbursement.

•                  Guarantees

These are described in the paragraph below on the “Main Guarantees provided for under the Recovery Plan.”

•                  Repayment

In one lump-sum at the end of fifth year after the date of execution, without prejudice to Arcoltalia’s right to make voluntary advance repayments at any time without any penalty, provided that the monies were used strictly to repay all of the amounts due on the mortgage loans (providing they are liquid and collectable) up to the date on which the voluntary advance repayment is made.

After the date of execution, the Italian companies of the Arcotronics Group were able to continue paying social security contributions and taxes as they became due, while also gradually reducing the amount of overdue payables to suppliers.

The Bank Agreement includes filing parameters, the attainment of which implies the above-mentioned effects on the conversion of the Residual Credit B and on the interest payable calculation on the same Residual Credit and on the New Funding. The Recovery Plan includes the amounts that must be met. For example, the EBITDA indicated in the plan for December 31, 2006 is equal to 14.100 thousand Euro, whereas the ratio between net indebtedness and EBITDA is equal to 7.200 thousand Euro. Furthermore, the Banking Agreement defines the methods for calculating EBITDA, specifying, among other things, that it must be determined by eliminating from the scope of consolidation “Group companies with registered offices in the United Kingdom and Japan, as well as Shanghai Nissei Electric Co.”

The Banking Agreement also includes a cancellation condition of the contract whereby the amount of consolidated equity, adjusted for certain entries, should not be less than 10.000 thousand Euro and if it is, the situation has to be resolved within 60 days. The consolidated financial statements for the year ended December 31, 2006 shows equity of 4.622 thousand Euro which, adjusted by the following entries for 2006 and 2005 would be modified as follows:

Equity on December 31, 2006:	4.622

Write-down of intangible fixed assets reflected in the financial statements for the year ended December 31, 2006	1.978

Write-down of goodwill (difference on consolidation) reflected in the financial statements for the year ended December 31, 2005	3.003

Write-down of research and development costs reflected in the financial statements for the year ended December 31, 2005	1.022
Total Adjusted Equity	10.625

The writedown of research and development costs of 1.022 thousand Euro and the writedown of the goodwill (difference on consolidation) of 3.003 thousand Euro made in the financial statement for the year 2005 relate to the sale of Nissei Electronics Industry Co., Ltd. which took place on September 21, 2006. The effects of these writedowns had been anticipated and reflected in the consolidated financial statements for the year ended December 31, 2005.

MAIN GUARANTEES PROVIDED FOR UNDER THE RECOVERY PLAN

The Recovery Plan envisages the granting of certain guarantees in favor of the New Lender and the New Investor to guarantee the New Funding.

The Residual Credit A is guaranteed by the following pledges, all of which were set up on the Date of Execution:

(i)     a first-lien pledge on 100% of Arcoltalia’s shares;

(ii)    a first-lien pledge on 100% of Arcolndustries’ shares; and

(iii)    a first-lien pledge on 100% of Arcotronics Limited’s shares.

The New Funding is backed by the following real security, established on the Date of Execution:

(i)       (a)       a first-lien pledge on 100% of Arcoltalia’s shares;

           (b)       a first-lien pledge on 100% of Arcolndustries’ shares; and

           (c)        a first-lien pledge on 100% of Arcotronics Ltd’s shares, it being understood that the guarantee established on the strength of these contracts will be a first-lien guarantee with equal priority for the Residual Credit A;

(ii)    a first-lien pledge on 100% of Arcotronics Holding UK Ltd’s shares;

(iii)   a pledge on the receivables claimed by Arcoltalia from other Group companies;

(iv)   a pledge on the receivables claimed by Arcolndustries from other Group companies; and

(v)    a mortgage on the real property of Arcolndustries in the Municipalities of Sasso Marconi, Vergato and Monghidoro, it being understood that these mortgages will be subordinate to those previously registered in favor of the mortgage lenders.

NOTE 57 – Reconciliation Between Generally Accepted Accounting Principles in Italy and Generally Accepted Accounting Principles in the United States

The Arcotronics Group’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in Italy (“Italian GAAP”), which differs in certain respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The following is a summary of the significant adjustments to consolidated net income/(loss) and consolidated stockholders’ equity when reconciling such amounts recorded in the Group’s consolidated financial statements under Italian GAAP to the corresponding amounts in accordance with U.S. GAAP.

	Year ended December 31,
	2006	2005
Net income/(loss) in accordance with Italian GAAP	(8.452)	(19.756)
Items (increasing)/decreasing reported net loss:
a) Differences arising from business combinations	1.370	5.882
b) Write-off of research and development and in-process research and development costs, net of amortization	(1.216)	(1.110)
c) Accounting for employee benefits	(75)	(85)
d) Accounting for income taxes	646	(65)
e) Write-off of start-up costs, net of amortization	332	628
f) Accounting for derivative financial instruments	416	(412)
g) Other accounting differences	24	(223)

Net income/(loss) in accordance with U.S. GAAP	(6.955)	(15.141)

	At December 31,
	2006	2005
Stockholders’ equity in accordance with Italian GAAP	4.622	(16.291)
Items increasing/(decreasing) reported stockholders’ equity:
a) Differences arising from business combinations	(48.312)	(43.689)
b) Write-off of research and development and in-process research and development costs, net of amortization	(8.276)	(7.060)
c) Accounting for employee benefits	(3.641)	(3.704)
d) Accounting for income taxes	(2.570)	(3.216)
e) Write-off of start-up costs, net of amortization	(782)	(1.114)
f) Accounting for derivative financial instruments	(21)	(437)
g) Other accounting differences	(975)	(1.000)

Stockholders’ equity in accordance with U.S. GAAP	(59.955)	(76.511)

Explanations of the above adjustments:

a)              Differences arising from business combinations:

Accounting for goodwill under Italian GAAP differs in certain respects to U.S. GAAP as described below.

a.i)  Impairment of Goodwill - According to Italian GAAP, goodwill on acquisitions has been recorded as an intangible asset and amortized over its estimated period of recoverability (usually over a 10-year period, except for goodwill arising from the acquisition of Arcotronics Industries S.p.A. (discussed below in item a.ii), for which the amortization period was 20 years).  Under U.S. GAAP, through December 31, 2001, goodwill was recorded on the balance sheet as an intangible asset in the consolidated accounts of the acquiring company and then amortized to income on a straight line basis over a period not exceeding 40 years.  In 2002, as required by SFAS No. 142, Goodwill and Other Intangible Assets, the Group does not amortize goodwill and ceased amortization of goodwill on January 1, 2002.  These assets are now subject to impairment testing at least annually.

The application of U.S. GAAP resulted in an impairment of the net book value of goodwill before the goodwill was fully depreciated or written-off for Italian GAAP, giving rise to a reconciling item between stockholders’ equity for Italian GAAP, which includes an unamortized amount of Italian GAAP goodwill, and stockholders’ equity for U.S. GAAP, which contains no goodwill due to the impairment of goodwill for U.S. GAAP, which occurred in prior years.  Furthermore, the amount of Italian GAAP goodwill amortization is subsequently reversed for U.S. GAAP net income.

The application of U.S. GAAP resulted in a decrease of shareholders’ equity of 759 thousand Euro and 1.116 thousand Euro (tax effects excluded) as of December 31, 2006 and 2005, respectively, and a decrease in net loss of 357 thousand Euro and 465 thousand Euro (tax effects excluded) in the years ended December 31, 2006 and 2005, respectively.

a.ii) Write-off of Arcotronics Industries Goodwill - During 2003, the former Parent Company, Nissei Electric Co Ltd., set up a business combination, whereby:

•                  During 2003, Arcotronics Italia S.p.A. spun-off manufacturing activities, creating a new subsidiary, Arcotronics Industries S.p.A., wholly owned by the former Parent Company.  Such spin-off was recorded, under Italian GAAP, at carrying value. Subsequently, during 2003, Arcotronics Italia S.p.A. purchased back 87,5% of Arcotronics Industries.  The net assets were revalued to fair value, in accordance with purchase price accounting for Italian GAAP, resulting in an increase to the carrying value of land and buildings for an amount of 8.575 thousand Euro.  The excess of cost over the fair value of the acquired net assets was allocated to Goodwill for the residual amount of 53.292 thousand Euro.

•                  During 2006, Arcotronics Italia S.p.A. bought the remaining 12,5% of Arcotronics Industries S.p.A. from its former Parent Company, Nissei Electric Co., Ltd.  The net assets were revalued to fair value, in accordance with purchase price accounting for Italian GAAP, resulting in an increase to the carrying value of land and buildings for an amount of 1.135 thousand Euro.  The excess cost over fair value of the acquired net assets was allocated to goodwill for the residual amount of 4.858 thousand Euro.

Furthermore, under Italian GAAP the goodwill and revalued assets arising from the business combination are amortized or written off if impairment is indicated.

According to U.S. GAAP, this transaction was considered a transaction between companies having common control, in accordance with SFAS No. 141, Business Combinations.  Therefore, the acquisition of the original 87,5% interest in Arcotronics Industries S.p.A. and subsequent acquisition of the 12,5% interest were accounted for at carrying values, and the excess cost over the net carrying value of assets acquired reduced U.S. GAAP stockholders’ equity.  Subsequent Italian GAAP amortization of goodwill, excess depreciation of land and buildings, and write-offs for impairment are reversed for U.S. GAAP.

The application of U.S. GAAP resulted in a decrease of shareholders’ equity of 46.419 thousand Euro and 42.909 Euro thousand (tax effects excluded) as of December 31, 2006 and 2005, respectively, and a decrease in net loss of 2.483 thousand Euro and a decrease in net loss of 2.240 thousand Euro (tax effects excluded) as of December 31, 2006 and 2005, respectively.

a.iii) Reversal of Shanghai Nissei Electric and Nissei Electric Common Control Transactions – During 2003, Arcotronics Industries S.p.A. acquired a 100% and 51% interest in Nissei Electronics Industries and Shanghai Nissei Electric, respectively, from the former Parent Company, Nissei Electric Co Ltd.

Under Italian GAAP, the excess cost over the net assets acquired was allocated to goodwill.  In 2005, the goodwill was impaired and fully written-off.

According to U.S. GAAP, this transaction was considered a transaction between companies having common control, in accordance with SFAS No. 141, Business Combinations, and therefore, no goodwill arose from the business combination, and instead the excess cost over the net assets acquired reduced U.S. GAAP stockholders’ equity.

As a result, the write-off of goodwill in 2005 resulted in a decrease to U.S. GAAP net loss amounting to 3.177 thousand Euro, and reversed the GAAP difference that arose on stockholders’ equity in 2003 when the business combination was recorded.

Furthermore, in 2006, Arcotronics Industries S.p.A. sold back to Nissei Electric Co Ltd. the 100% and 51% interest in Nissei Electronics Industries and Shanghai Nissei Electric, respectively.  Such transaction resulted in a net capital gain for Italian GAAP amounting to 1.134 thousand Euros.  Because these transactions were considered business combinations under common control for U.S. GAAP, such net capital gain was reversed, resulting in an increase in U.S. GAAP net loss and a decrease in U.S. GAAP stockholders’ equity in 2006.

a.iv) Negative Goodwill -  Negative Goodwill arose from the purchase of Shanghai Nissei Electric in 2003 due to inclusion of reserves for risk and charges.  For U.S. GAAP, this has been reversed, because the liabilities did not meet the criteria in EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, and therefore, are not recorded as part of purchase price accounting.  As a result, there is a positive effect on the 2005 U.S. GAAP stockholders’ equity balance amounting to 336 thousand Euro (tax effects excluded).  In 2006, Shanghai Nissei Electric was sold back to the Nissei Group, and the related reserve, which at that time still remained a liability on the books for Italian GAAP, was reversed in the Italian GAAP financial statements.  As a result, there is a negative effect on U.S. GAAP net income for the reversal of such amount, with a reversal of the U.S. GAAP stockholders’ equity difference.

b)             Write-off of research and development and in-process research and development costs, net of amortization:

According to Italian GAAP, certain research and development costs incurred for new products can be capitalized (and are classified within intangible or tangible assets depending on the related costs). Such costs are amortized on a straight-line basis over a five-year period starting from the time the project is complete. Under U.S. GAAP, these costs are expensed as incurred. The adjustment to write-off these costs and reverse the related amortization or devaluation, when realized under Italian GAAP, is recorded in the reconciliation.

The application of U.S. GAAP resulted in a decrease of shareholders’ equity of EUR 8.276 thousand and EUR 7.060 thousand (tax effects excluded)  as at December 31, 2006 and 2005, respectively and an increase in net loss of EUR 1.216 thousand and of EUR 1.110 (tax effects excluded) as of December 31, 2006 and 2005, respectively.

c)              Accounting for employee benefits:

Two of the Group companies (Arcotronics Limited (UK) and Arcotronics Baulemente GmbH) sponsor benefit plans, which are reflected in the consolidated financial statements based on the legislation in force in the country of residence on the balance sheet date.  Accounting for these plans under their local rules and U.S. GAAP differ in the following respects:

Under SFAS No. 87, Employers’ Accounting for Pensions, prior to the adoption of SFAS No. 158, Employer’s Accounting for Defined Benefit Pension Plans and Other Postretirement Plans, the Company was required to recognize an additional minimum pension liability if the accumulated benefit obligation exceeded the fair value of plan assets. The recognition of this additional minimum liability was not required under International Financial Reporting Standards (“IFRS”), giving rise to a reduction of U.S. GAAP stockholders’ equity as of December 31, 2005, amounting to 2.054 thousand Euro.

On adoption of the recognition provisions of SFAS No. 158, on December 31, 2006, the additional minimum liability is no longer recognized. SFAS No.158 eliminates the additional minimum liability by requiring full recognition of the funded status of an entity’s defined benefit pension plan as an asset or liability in its year-end balance sheet. Because the recognition provisions are to be adopted as of the end of the year, an entity is first required to measure and record changes to its previously recognized additional minimum liability through comprehensive income based on its measurement date used for current year-end reporting. The additional minimum liability recognized in other comprehensive income until December 31, 2006.  Furthermore, upon the adoption of SFAS No. 158, previously unrecognized actuarial gains and losses are recognized immediately within stockholders’ equity (accumulated other comprehensive income). Accordingly, upon the adoption of SFAS No. 158, an additional IFRS to U.S. GAAP difference in stockholders’ equity has arisen due to the different accounting for actuarial gains and losses.  The effect upon adoption of SFAS 158 resulted in a reduction to U.S. GAAP stockholders’ equity amounting to 2.096 thousand Euro as of December 31, 2006.

With regards to Arcotronics Baulemente GmbH, the company accounts for pension accruals in its statutory accounts according to paragraph 6a EStG (German Income Tax Law). For U.S. GAAP purposes pensions are accounted for in accordance with SFAS No. 87 based on actuarial calculations.

Furthermore, Arcotronics Baulemente GmbH, recognizes the German Early Retirement Obligation (Altersteilzeit) for Italian GAAP, in accordance with local statutory principles, whereas costs are partially recorded at the date the employee signs the contract.  However, under U.S. GAAP, the Early Retirement Obligation is accrued ratably over the period from which the employees sign the contract to the end of the employees active services period, in accordance with EITF 05-5, Accounting for Early Retirement or Postemployment Programs with Specific Features (Such As Terms Specified in Altersteilzeit Early Retirement Arrangements).

The application of U.S. GAAP on the Germany pension plans resulted in a decrease of shareholders’ equity of 1.545 thousand Euro and 1.650 thousand Euro (tax effects excluded) as of December 31, 2006 and 2005, respectively, and an increase in net loss of 75 thousand Euro and 85 thousand Euro (tax effects excluded), as of December 31, 2006 and 2005, respectively.

d)             Accounting for income taxes:

d.i.)  Valuation Allowance - Under Italian GAAP, the net deferred tax assets reflect the future tax benefits of timing differences between values shown in the balance sheet and the equivalent values recognized for tax purposes. The accounting principle applied by Arcotronics Italia S.p.A. and its subsidiaries, related to the recoverability of net deferred tax assets, is that if there is reasonable certainty that these companies will in future years have sufficient taxable income to absorb these losses within the period that they are deductible in accordance with tax law, then the related net tax assets can be recognized in the financial statements.  As such, under Italian GAAP, no valuation allowance is recorded for the portion of the net deferred tax assets for which there is deemed to be reasonable certainty of future recovery.

According to U.S. GAAP, the need to record a valuation allowance is based on an assessment of the relative impact of positive and negative evidence available, whereby objectively verifiable evidence takes precedence over other forms of evidence. As such, a valuation allowance was recorded for U.S. GAAP on a portion of net deferred tax assets that are not deemed recoverable for U.S. GAAP.

The application of U.S. GAAP resulted in a decrease of shareholders’ equity of 4.598 thousand Euro and 4.861 thousand Euro, as of December 31, 2006 and 2005, respectively, and a reduction in net loss of 263 thousand Euro and an increase in net loss of 157 thousand Euro, as of December 31, 2006 and 2005, respectively.

d.ii) Tax Effects of Reconciling Items - The tax effects of all reconciling items have been included in this line item, resulting in an increase of shareholders’ equity of 2.028 thousand Euro and 1.645 thousand Euro, as of December 31, 2006 and 2005, respectively, and a reduction in net loss of 383 thousand Euro and 92 thousand Euro, as of December 31, 2006 and 2005, respectively.

e)              Write-off of capitalized start-up costs, net of amortization:

According to Italian GAAP, start-up and expansion costs incurred in the start-up phase of new products or new businesses can be capitalized if reasonable expectations exist that these costs can be recovered through future economic benefits arising from the sales of these new products or businesses. Such costs are amortized on a straight line basis over a five-year period. Under U.S. GAAP, these costs are expensed as incurred. The adjustment to write-off these costs and reverse the related amortization or devaluation, when realized under Italian GAAP, is recorded in the reconciliation.

The application of U.S. GAAP resulted in a decrease of shareholders’ equity of 782 thousand Euro and1.114 thousand Euro (tax effects excluded) as at December 31, 2006 and 2005 respectively and a reduction in net loss of 332 thousand Euro and 628 thousand Euro (tax effects excluded) as of December 31, 2006 and 2005, respectively.

f)                Accounting for derivatives financial instruments:

Arcotronics Italia S.p.A. and Arcotronics Technologies S.r.l. held, at December 31, 2005 and 2006 financial instruments to hedge interest rate risk and exchange rate risk. In particular, these Companies held in those years three types of financial instruments, summarized as follows:

•                  Interest rate swap contracts: to address the risk in fluctuation of interest rates on bank loans;

•                  Foreign currency forward contracts: to address the risk of fluctuation in exchange rates of foreign currencies (USD and YEN) used by the Company for sales realized in USD and for financial indebtedness in YEN.

•                  Options: to address the risk of fluctuation in exchange rate of USD used by the Company for purchases and sales realized in foreign currencies.

In accordance with Italian GAAP, the above mentioned financial contracts resulted in an effect on the income statement for the periodic differentials recognized by lending institutions on an accrual basis.

Under U.S. GAAP, all derivative financial instruments are recognized on the balance sheet at fair value with changes in fair values recognized through earnings, unless strict hedge accounting criteria for cash flow hedges or hedges of net investments have been met. Due to the fact that the financial instruments mentioned above do not satisfy the requirements foreseen under U.S. GAAP, all of them have been measured to fair value at the balance sheet with changes in fair value charged in the income statement at the corresponding dates.

The application of U.S. GAAP resulted in a decrease of shareholders’ equity of 21 thousand Euro and 437 thousand Euro (tax effects excluded) as of December 31, 2006 and 2005, respectively, and a decrease in net loss of 416 thousand Euro and an increase in net loss of 412 thousand Euro (tax effects excluded) as of December 31, 2006 and 2005, respectively.

g)             Other accounting differences:

This line includes other minor differences that relate to the following:

•                  Revaluations and Write-offs of Revaluations of Fixed Assets - In accordance with specific Italian Laws, certain land and buildings had been revaluated in prior years. The net book value of these revaluations as of December 31, 2006 and 2005 were 716 and 746 thousand Euro, respectively.  U.S. GAAP does not permit the revaluation of fixed assets and consequently such revaluations and the related depreciation and impairments are eliminated in the reconciliation of stockholders’ equity to U.S. GAAP.  The depreciation, amounting to 30 thousand Euro for December 31, 2006 and 2005 is reversed for U.S. GAAP net income;

•                  Write-off of other intangible assets - The Group capitalized, in 2005, the costs incurred for consultant fees for obtaining government grants to support its research activities.  An additional amount for the same costs were capitalized in 2006, which is offset by the amortization on the 2005 capitalized costs. According to U.S. GAAP, such costs should have been expensed when incurred.  As a consequence, the net book value, under Italian GAAP, of these intangible assets as of December 31, 2006 and December 31, 2005, amounting to 297 and 254 thousand Euro, respectively, has been written-off for U.S. GAAP, resulting in an increase in net loss of 245 thousand Euro and 43 thousand Euro, as of December 31, 2006 and 2005, respectively.

•                  Other minor differences.  Other minor differences resulted in an increase of shareholders’ equity of 38 thousand Euro, as of December 31, 2006, and a reduction in net loss of 38 thousand Euro and 2 thousand Euro as of December 31, 2006 and 2005, respectively.  Such differences arise from certain minor differences at Arcotronics UK.

Due to the significant effect the above adjustments had on U.S. GAAP stockholders’ equity, a rollforward of U.S. GAAP stockholders’ equity has been presented herein:

Statement of Stockholders’ Equity

					Accumulated
		Additional		Retained	Other
	Common	Paid-In	Other	Earnings	Comprehensive
	Stock	Capital	Reserves	(Losses)	(Loss) Income	Total

Balance, Group Net Equity as of Deccember 31, 2004	28.800	362	(2)	(90.648)	(1.989)	(63.477)

Net (loss) for the year	—	—	—	(15.141)	—	(15.141)

Other coomprehensive (Loss)/ income	—	—	—	—	2.107	2.107

Losses coverage	(23.184)	(362)	(1.026)	24.572	—	—

Group Net Equity as of December 31, 2005	5.616	—	(1.028)	(81.217)	118	(76.511)

Net (loss) for the year	—	—	—	(6.955)	—	(6.955)

Capital contribution to former parent company Nissei Electric	—	—	—	(5.993)	—	(5.993)

Other coomprehensive (Loss)/ income	—	—	—	—	(1.187)	(1.187)

Capital and Reserves increase	30.191	—	500	—	—	30.691

Group Net Equity as of December 31, 2006	35.807	—	(528)	(94.165)	(1.069)	(59.955)

Statement of comprehensive (loss)/ income

	2006	2005

Net loss for the year	(6.955)	(15.141)

Unrealized currency translation adjustment	(316)	2.107
Defined benefit pension plans and other postretirement benefit plans	138	—
Change in the consolidation area	(1.009)	—

Comprehensive losses	(8.142)	(13.034)

Due to the significant differences in presentation between the Italian GAAP Statement of Cash Flows and U.S. GAAP presentation in accordance with SFAS No. 95, Statement of Cash Flows, a Statement of Cash Flows using the U.S. GAAP presentation has been presented herein:

Arcotronics Italia S.p.A. and Subsidiaries

Consolidated Statements of Cash Flows

Euro in thousands

	Years Ended December 31,
	2006	2005
Sources/(uses) of cash and cash equivalents
Operating activities:
Net income/(loss) in accordance with Italian GAAP	€(8.452)	€(19.756)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Depreciation of tangible assets	6.825	7.770
Amortization of goodwill	4.621	7.851
Amortization and impairment changes of intangible assets	3.384	3.342
Gain on sale of investment in affiliate Shanghai Nissei Electric	(1.203)	—
Loss on sale of investments in affiliate Nissei Electronic	70	—
Accruals (increase) of pension fund and provision for severance indemnity	3.692	3.499

Changes in assets and liabilities, net of effects of sales:
Trade receivables	(5.999)	2.022
Tax receivables, prepayments, current & deferred	1.152	1.309
Other long term receivables (non trade)	159	174
Other receivables	2.847	(2.435)
Inventories	1.858	7.233
Prepaid expenses and other current assets	(170)	305
Trade payables	(3.182)	(975)
Accrued expenses and other	4.050	9.190
Income tax payable current & deferred	(3.262)	5.523
Other non-current obligations	(393)	(394)
Payments of pension fund and TFR	(4.583)	(2.223)
Net cash provided by/(used in) operating activities	1.414	22.435
Investing activities:
Purchases of long-term investments	(490)	(31)
Decrease of long-term investments	666	477
Collection for disposal of Nissei Electronics and Shanghai Nissei Electric investments	6.242	—
Disposal of net assets (Nissei Electronics and Shanghai Nissei Electric)	4.169	—
Additions to property and equipment	(5.649)	(10.015)
Additions to intangible assets	(8.571)	(4.837)
Proceeds from disposal of equipment	515	2.996
Net cash (used in)/provided by investing activities	(3.118)	(11.410)
Financing activities:
Proceeds from loans & debt issue	66.789	71.544
Net change in current debts toward banks	(13.670)	(18.839)
Payment on loans	(45.781)	(60.533)
Net redemption of 3rd party equity	(3.433)	(1.593)
Financial loan to Rainbow Holdings (minority of Arcotronics)	500
Other	(317)	2.107
Net cash provided by financing activities	4.088	(7.314)
Net increase/(decrease) in cash and cash equivalents	2.384	3.711
Effect of foreign currency fluctuations on cash	—	—
Cash and cash equivalents at beginning of period	8.462	4.751
Cash and cash equivalents at end of period	€10.846	€8.462

Interest paid to banks and other financiers	(5.333)	(6.719)
Profit(loss) from change in foreign currency	3.843	78
Current taxes on income paid	(2.266)	(1.991)